Exhibit 10.9

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

SUBLEASE AGREEMENT
BY AND BETWEEN

VERTEX PHARMACEUTICALS INCORPORATED

as Sublandlord

AND

MOMENTA PHARMACEUTICALS, INC.

as Subtenant

Building A

675 West Kendall Street
Cambridge, Massachusetts

DATED AS OF September 14, 2004

SUBLEASE AGREEMENT

DEFINED TERMS

Fixed Rent:	See Schedule 1, attached hereto and incorporated herein.

Subtenant’s Share:

The ratio, expressed as a percentage, of the Rentable Square Footage of the premises leased by Subtenant to the Rentable Square Footage of the Master Premises, equal to 6.88% from the Commencement Date until the day prior to the Sublease Premises Rent Commencement Date and 15.48% thereafter, subject to adjustment based on remeasurement pursuant to Section 1(l).

Broker:	CB Richard Ellis / Lynch Murphy Walsh Advisors

Building:

The Building known as Building A, 675 West Kendall Street, Cambridge, Massachusetts, containing six levels and an enclosed, two-story rooftop mechanical penthouse, aggregating approximately 302,919 rentable square feet.

Commencement Date:

The latest to occur of (i) September 14, 2004, (ii) delivery of the Temporary Premises to Subtenant with the Temporary Premises Improvements (as defined in paragraph 1(m) herein) substantially completed (as evidenced by a temporary or permanent certificate of occupancy for the same), and (iii) receipt of Master Landlord’s written consent to this Sublease in substantially similar form to the Consent of Master Landlord attached hereto and incorporated herein as Exhibit X (“Master Landlord’s Consent”)

Temporary Premises Rent Commencement Date:	Commencement Date

Sublease Premises Rent Commencement Date:

The date of delivery of the Sublease Premises to Subtenant subject to the following:

If Sublandlord has not Substantially Completed the Subtenant Improvements (as such terms are defined in Exhibit TI) and delivered the Sublease Premises to Subtenant prior to May 1, 2005 and such failure to Substantially Complete is not due to a Subtenant Delay (as defined in Exhibit TI), Subtenant shall have the right to remain in the Temporary Premises and shall continue to pay the Temporary Premises Fixed Rent, together with Subtenant’s Share (as calculated using the Temporary Premises rentable square footage as the numerator and Master Premises rentable square footage as the denominator) of Additional Rent, until Sublandlord Substantially Completes the Subtenant Improvements and delivers the Sublease Premises to Subtenant.

If Sublandlord has not Substantially Completed the Subtenant Improvements prior to May 1, 2005 and such failure is due to a Subtenant Delay, Subtenant shall have the right, if such Subtenant action shall not constitute an Event of Default hereunder, to remain in the Temporary Premises and shall continue to pay (i) the Temporary Premises Fixed Rent and (ii) the Sublease Premises Fixed Rent together with Subtenant’s Share (as calculated using the sum of the Temporary Premises rentable square footage and the Sublease Premises rentable square footage as the numerator and the Master Premises rentable square footage as the denominator) of Additional Rent, until Sublandlord Substantially Completes the Subtenant Improvements and delivers the Sublease Premises to Subtenant.

Effective Date:	September 14, 2004

Expiration Date:	April 30, 2011

Master Landlord:	KS Parcel A, LLC as successor to Kendall Square, LLC

Master Lease:

That certain Lease Agreement dated January 18, 2001 between Master Landlord and Sublandlord, as amended by that certain First Amendment to Lease dated as of May 9, 2002 and Confirmation of Commencement Date and Rentable Square Footage dated January 30, 2003 and Second Amendment to lease dated as of September 16, 2003 and Third Amendment to Lease dated as of December 22, 2003, as redacted and attached hereto as Exhibit A.

Master Premises:	Approximately 290,716 rentable square feet located within the Building, as more particularly described in the Master Lease.

Permitted Uses:	Technical office for research and development, laboratory and research facility, and, subject to applicable requirements of the Cambridge Zoning Ordinance, limited manufacturing as an accessory use.

Complex:

An approximately ten acre parcel of land, including the Lot and all buildings thereon and improvements thereto hereafter constructed by Master Landlord or by one or more Affiliates of Master Landlord (as such term is defined below in this Section 1.1), in Cambridge, Massachusetts, and shown on a plan entitled “Master Plan” dated June 1, 1999, Scale 1”=50’, a reduced copy of which is attached to the Master Lease, but excluding any portion of the Complex which is not hereafter owned by Master Landlord or an Affiliate of Master Landlord.

Security Deposit:

Seventy-five percent (75%) of the amount that is equal to the average annual Fixed Rent over the portion of the Sublease Term commencing on the Sublease Premises Rent Commencement Date and ending on the Expiration Date, which, subject to remeasurement, is [**], resulting in a security deposit of [**]. The Security Deposit amount shall be subject to adjustment following remeasurement of the Sublease Premises in accordance with Section 1(l). If the Sublease Term is extended pursuant to Section 1(i), the Security Deposit during the Extension Term shall be seventy-five percent (75%) of the amount that is equal to the average annual Fixed Rent over the Extension Term.

Sublandlord:	Vertex Pharmaceuticals Incorporated

Sublandlord’s Address for Notices and Payment:	130 Waverly Street Cambridge, Massachusetts 02139-4242

Notices (but not payments) shall be sent to the attention of Alfred Vaz.

Temporary Premises:

A portion of the Master Premises, consisting of approximately 20,000 rentable square feet located on the third floor of the Building as depicted in Exhibit B. The parties acknowledge that the third floor of the Building is not subdivided and that while Subtenant shall occupy only the Temporary Premises, use of the entire third floor shall be available to Subtenant for the Permitted Use.

Sublease Premises:

A portion of the Master Premises, consisting of (i) the entire fourth floor of the Building comprised of approximately 44,000 rentable square feet as depicted in Exhibit C-1 and (ii) 1,000 rentable square feet located on the 1st floor of the Building within the envelope depicted in Exhibit C-2, with the exact location of the 1st floor space to be mutually agreed to by the parties and shown on plans to be completed after the date of this Sublease.

Sublease Term:	Approximately eighty (80) months, commencing on the Commencement Date and expiring on the Expiration Date

Subtenant:	Momenta Pharmaceuticals, Inc. a Delaware corporation

Subtenant’s Address:

Prior to the Commencement Date:

43 Moulton Street
Cambridge, Massachusetts 02138
Attn: Chief Financial Officer

From and after the Commencement Date:

675 West Kendall Street
Cambridge, Massachusetts 02138
Attn: Chief Financial Officer

Copies of all notices to Subtenant shall also be sent to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
Attn: Real Estate Department

Schedules and Exhibits:	Schedule 1 – Fixed Rent
Exhibit A – Master Lease
Exhibit B – Temporary Premises
Exhibits C-1 & C-2 – Sublease Premises
Exhibit D – Preliminary Plans for Subtenant
Improvements of Temporary Premises
Exhibit E – Form of Letter of Credit
Exhibit F-1 & F-2 – Form of Commencement Date
Agreement and Form of Sublease Premises Rent
Commencement Date Agreement
Exhibit TI – Initial Subtenant Improvements
Exhibit X – Form of Master Landlord Consent
Exhibit Y – Determination of Fair Market Rental Value

THIS SUBLEASE AGREEMENT (this “Sublease”) is entered into as of the Effective Date by and between Sublandlord and Subtenant on the basis of the following facts, understandings and intentions:

A.                                   Sublandlord presently leases the Master Premises pursuant to the Master Lease.

B.                                     Sublandlord desires to sublease a portion of the Master Premises consisting of the Temporary Premises and the Sublease Premises to Subtenant and Subtenant desires to sublease the Temporary Premises and the Sublease Premises from Sublandlord on all of the terms, covenants and conditions hereinafter set forth.

C.                                     All of the terms and definitions in the Defined Terms section are incorporated herein by this reference, and any capitalized terms not defined in the Defined Terms or elsewhere in this Sublease shall have the meanings given to such terms in the Master Lease.

NOW, THEREFORE, IN CONSIDERATION of the Sublease Premises subleased herein, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties covenant and agree as follows:

1.               Sublease Premises and Term.

(a) Demise.  Sublandlord subleases to Subtenant, and Subtenant subleases from Sublandlord, the Temporary Premises and the Sublease Premises, for the respective portions of the Sublease Term as set forth below and subject to the terms, covenants and conditions set forth herein.  The Sublease Term shall commence on the Commencement Date.  The Sublease Term shall end on April 30, 2011 (the “Expiration Date”), subject to Subtenant’s option to extend the Sublease Term as provided in Section 1(i) below, or on such earlier date upon which said term may expire or be cancelled or terminated pursuant to any of the provisions of this Sublease.

(b) Temporary Premises Demise.  Upon the Commencement Date, (i) Subtenant shall occupy the Temporary Premises only subject to the terms and conditions herein, and (ii) the parties shall, at either party’s request, execute a Commencement Date Agreement in the form attached hereto as Exhibit F-1 to become a part hereof setting forth the Commencement Date. The parties’ failure to execute such Commencement Date Agreement shall in no way affect Subtenant’s obligation to perform under this Sublease. Within three (3) business days after the delivery of the Sublease Premises to Subtenant with the Subtenant Improvements having been Substantially Completed, Subtenant shall vacate the Temporary Premises in accordance with the terms, covenants and conditions set forth herein and shall have no further right nor interest in the Temporary Premises.

(c) Sublease Premises Demise. Upon the Sublease Premises Rent Commencement Date, (i) Subtenant shall occupy the Sublease Premises only subject to the terms and conditions herein, and (ii) the parties shall, at either party’s request, execute a Sublease Premises Rent Commencement Date Agreement in the form attached hereto as Exhibit F-2 to become a part hereof setting forth the Sublease Premises Rent Commencement Date.  The parties’ failure to execute such Sublease Premises Rent Commencement Date Agreement shall in no way affect Subtenant’s obligation to perform under this Sublease.

As used herein, “Temporary Premises” and “Sublease Premises” shall include such appurtenant rights to use the common areas of the Building in common with the other tenants and occupants thereof as granted to Sublandlord under the Master Lease, and the common areas of the Master Premises (including the lavatories and lobbies), in each case to the extent reasonably required by Subtenant for the use of and access to the Temporary Premises or Sublease Premises, during their respective periods of occupancy as contemplated hereby, and the existing interior improvements, equipment and systems of the Temporary Premises as of the Commencement Date or Sublease Premises as of the Sublease Premises Rent Commencement Date.  In addition, Subtenant shall have as appurtenant to (i) the Sublease Premises and the Temporary Premises the exclusive use of the central nitrogen and CO2 system, provided, however, that Sublandlord, at Sublandlord’s cost and expense shall have the right to subdivide the existing system, to allow Subtenant exclusive use of the system; and (ii) the Temporary Premises the right to use, in common with others entitled thereto, the glass washing facility located on the second floor of the Building.  If Sublandlord fails to deliver possession of (i) the Temporary Premises to Subtenant on or before the Commencement Date, or (ii) the Sublease Premises to Subtenant on or before the Sublease Premises Rent Commencement Date, this Sublease shall not be void or voidable nor shall Sublandlord be liable to Subtenant for any resulting loss or damage; provided, however, that Subtenant shall not be liable for any Rent (as hereinafter defined) until delivery of the Temporary Premises to Subtenant.  Subtenant covenants that, as a material part of the consideration for this Sublease, it shall keep and perform each and all of such terms, covenants and conditions by it to be kept and performed, and that this Sublease is made upon the condition of such performance.  Subtenant assumes and agrees to perform Sublandlord’s obligations under the Master Lease during the Sublease Term to the extent such obligations are applicable to the Temporary Premises and the Sublease Premises, as applicable, and are not either excluded from incorporation herein or specifically contradicted or modified herein.  Subtenant shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease incorporated herein.  Notwithstanding anything in this Sublease to the contrary, Subtenant by execution of this Sublease does not assume any obligation to (i) pay the Rent and Additional Rent to be paid by Sublandlord under the Master Lease (except as otherwise expressly provided herein or in any separate agreement or consent between, inter alia, Subtenant and Master Landlord), (ii) cure any default of Sublandlord under the Master Lease unless attributable to Subtenant’s default hereunder, (iii) perform any obligation of Sublandlord under the Master Lease which arose prior to the Commencement Date unless attributable to Subtenant’s actions or omissions or expressly required hereunder, (iv) repair any damage to the Sublease Premises caused by Sublandlord, (v) remove any alterations or additions installed within the Sublease Premises by Sublandlord except as expressly provided herein, (vi) discharge any liens on the Sublease Premises or the Building which arise out of any work performed, or claimed to be performed, by or at the direction of Sublandlord (and not at the direction of Subtenant).

(d) Installation of Tenant’s Furniture, Equipment and Fixtures.  As of the Effective Date, Subtenant and its agents, employees, invitees, consultants and contractors (collectively “Agents”) shall have the right to enter the Temporary Premises for the sole purpose of space planning, construction of tenant improvements and installation of furniture, equipment and furnishings in the Temporary Premises, at Subtenant’s sole cost (provided that Subtenant shall obtain the consent of Sublandlord and Master Landlord to any Alterations as required by Section 6 of this Sublease).  Subtenant and its Agents shall have the right to enter the Sublease Premises, thirty (30) days prior to the Sublease Premises Rent Commencement Date, for the sole purpose of space planning, construction of tenant improvements and installation of furniture, equipment and furnishings in the Sublease Premises, at Subtenant’s sole cost (provided that Subtenant shall obtain the consent of Sublandlord and Master Landlord to any Alterations as required by Section 6 of this Sublease).  Such access shall be subject to all of the terms and conditions of this Sublease, except that Subtenant shall not be obligated to pay Rent on account thereof.  Any entry by Subtenant or any of its Agents pursuant to this Section (d) shall be undertaken at Subtenant’s sole risk.  Subtenant shall indemnify, defend and hold Sublandlord and Master Landlord harmless from any and all loss, damage, liability, expense (including reasonable attorneys’ fees and costs), claim or demand of whatsoever character, direct or consequential, including, but not limited to, injury to or death of persons, damage to or loss of property arising out of the exercise by Subtenant of any early entry right granted hereunder.

(e) Parking.  Subtenant shall rent 1.5 parking spaces per 1,000 rentable square feet (i.e. thirty (30) spaces while Subtenant occupies the Temporary Premises and sixty-eight (68) spaces while Subtenant occupies the Sublease Premises). Subtenant shall pay parking fees at the prevailing rates for the Complex (currently $225/space/month).  Any additional parking spaces offered to Subtenant by Sublandlord shall be on terms and conditions as reasonably determined by Sublandlord, provided that in no instance shall Subtenant be obligated to pay parking fees greater than the prevailing rates for the Complex.  At any time when Subtenant notifies Sublandlord that it wishes additional parking spaces, Sublandlord may provide such parking spaces if, as and when available as determined in Sublandlord’s sole discretion. All parking spaces shall be unreserved and otherwise subject to the terms and conditions of the Master Lease.

(f) Acceptance of Temporary Premises and Sublease Premises.  Subtenant agrees to accept the Temporary Premises in its current “as is” condition and the Sublease Premises in the condition incorporating the Subtenant Improvements.  Any improvements to be made to the Temporary Premises shall be made at the sole cost of Subtenant and shall be subject to the provisions of this Sublease governing Alterations.  Improvements to be made to the Sublease Premises are discussed in subsection (k) below.  Without limiting the foregoing, Subtenant’s rights in the Temporary Premises and Sublease Premises are subject to, and Subtenant agrees to comply with, all local, state and federal laws, regulations, codes and ordinances (collectively, “Laws”) governing and regulating the use and occupancy of the Sublease Premises, the terms and conditions of the Master Lease, and all matters now or hereafter of record, provided, no such matters of record shall unreasonably interfere with Subtenant’s use of the Sublease Premises for the Permitted Uses.  Without limiting the foregoing, Subtenant shall be solely responsible for ensuring that the use and storage of all materials, solvents, chemicals or other items within the Temporary Premises and Sublease Premises shall be undertaken in accordance with all Laws.  Sublandlord reserves the right to review and approve or modify Subtenant’s plans for storage and use of any such materials. Subtenant acknowledges that neither Sublandlord nor Sublandlord’s agent has made any representation or warranty as to: (i) the present or future suitability of the Sublease Premises for the conduct of Subtenant’s business; (ii) the physical condition of the Sublease Premises; (iii) the expenses of operation of the Sublease Premises; (iv) the safety of the Sublease Premises, whether for the use of Subtenant or any other person, including Subtenant’s Agents; (v) the compliance of the Sublease Premises with applicable Laws; or (vi) any other matter or thing affecting or related to the Sublease Premises.

Subtenant acknowledges that no rights, easements or licenses are acquired by Subtenant by implication or otherwise except as expressly set forth herein.  Subtenant has inspected or will inspect, prior to delivery of possession of the Sublease Premises, the Sublease Premises and become thoroughly acquainted with their condition.  Subtenant acknowledges that the taking of possession of the Sublease Premises by Subtenant will be conclusive evidence that the Sublease Premises were in good and satisfactory condition at the time such possession was taken (except for punch list and other matters which reasonably could not have been discovered by Subtenant).  Subtenant further agrees that, in the event Subtenant is permitted to and in fact assigns this Sublease or sub-subleases all or any portion of the Sublease Premises, Subtenant will indemnify and defend Sublandlord (in accordance with Section 7(a) hereof) for, from and against any matters which arise as a result of Subtenant’s failure to disclose any relevant information about the Building or the Sublease Premises known to Subtenant to any sub-sublessee or assignee of Subtenant.  Subtenant will comply with all Laws relating to the use or occupancy of the Sublease Premises and to the Common Areas (other than those requiring structural alterations, except as required as a result of Subtenant’s Alterations), including, without limitation, making non-structural alterations or providing auxiliary aids and services to the Sublease Premises as required by the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (the “ADA”) to the extent such alterations, aids or services (x) are required by Subtenant’s particular use or occupancy of the Sublease Premises, (y) are required for any reason as the result of the non-compliance of the Sublease Premises (other than the Shell Building Work and the Common Areas, as such terms are defined in the Master Lease) with any revisions or amendments to the ADA which become effective after the Commencement Date or (z) are due to any alterations or improvements installed by Subtenant in the Sublease Premises (including any resulting ADA compliance requirements in the Common Areas).  Subtenant further agrees that all telephone and other communication installation and use requirements will be compatible with the Building and that Subtenant will be solely responsible for all of its telephone and communication installation and usage costs.

(g) Removal of Personal Property.  All articles of personal property, machinery and equipment, owned or installed by Subtenant at its expense in the Temporary Premises or Sublease Premises will be and shall remain the property of Subtenant and may be removed by Subtenant at any time, provided that Subtenant, at its expense, shall repair any damage to the Sublease Premises caused by such removal or by the original installation.  Sublandlord may elect to require Subtenant to remove all or any part of Subtenant’s personal property at the expiration of the Sublease Term or sooner termination of this Sublease, in which event the removal will be done at Subtenant’s expense and Subtenant, prior to the end of the Sublease Term or upon sooner termination of this Sublease, will repair any damage to the Sublease Premises caused by its removal.  Sublandlord may elect to require Subtenant to remove all or any part of Subtenant’s personal property from the Temporary Premises, in which event the removal will be done at Subtenant’s expense, within three (3) business days after the delivery of the Sublease Premises or upon sooner termination of this Sublease, and Subtenant will repair any damage to the Sublease Premises caused by its removal.  Notwithstanding anything in this Sublease to the contrary, except for Subtenant’s personal property, Subtenant shall have no obligation to remove any of the Subtenant Improvements (as defined in subparagraph (k) below) or the Temporary Premises Improvements (as defined in subparagraph (m) below) from the Sublease Premises or the Temporary Premises, as the case may be, unless such improvements were identified for removal by written notice from Sublandlord or Master Landlord prior to the installation of the same.

(h) Holding Over.  If Subtenant holds over after the expiration of the Sublease Term or earlier termination of this Sublease, with or without the express or implied consent of Sublandlord, then Subtenant will become and be only a tenant at sufferance at a per diem Fixed Rent equal to (i) during such period of time that the Master Lease remains in effect, One Hundred and Fifty percent (150%) of the Fixed Rent payable by Subtenant to Sublandlord under this Sublease immediately prior to such expiration or termination of the Sublease; or (ii) during such period of time that the Master Lease has for any reason whatsoever been terminated, expired or otherwise cancelled, One Hundred and Fifty percent (150%) of the Fixed Rent payable by Sublandlord and allocable to the Sublease Premises under the Master Lease immediately prior to such expiration or termination, and otherwise upon the terms, covenants and conditions herein specified.  Notwithstanding any provision to the contrary contained herein, (a) Sublandlord expressly reserves the right to require Subtenant to surrender possession of the Sublease Premises upon the expiration of Sublease Term or upon the earlier termination of this Sublease and the right to assert any remedy at law or in equity to evict Subtenant and/or collect damages in connection with any holding over, and (b) Subtenant will indemnify, defend and hold Sublandlord harmless from and against any and all liabilities, claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, attorneys’ fees (including the allocated costs of Sublandlord’s in-house attorneys) incurred or suffered by Sublandlord by reason of Subtenant’s failure to surrender the Sublease Premises on the expiration of the Sublease Term or earlier termination of this Sublease.

(i) Extension Option.  Sublandlord hereby grants to Subtenant the option to extend the Sublease Term for one (1) additional term of Forty Eight (48) months, expiring on April 30, 2015, or on such earlier date upon which said term may expire or be cancelled or terminated pursuant to any of the provisions of this Sublease (the “Extension Term”), upon and subject to the following terms and conditions:

(i)                                     The Extension Term shall commence on the day next succeeding the Expiration Date of the initial Sublease Term.

(ii)                                  Subtenant shall exercise such option as to the Extension Term by giving written notice of exercise of the option (the “Extension Notice”) to Sublandlord at least twelve (12) months but no more than eighteen (18) months before the first day of the Extension Term, time being of the essence.

(iii)                               Upon the date of delivery of the Extension Notice and on the Expiration Date of the initial Sublease Term, no Event of Default by Subtenant shall exist.

(iv)                              If Subtenant elects to extend the Sublease Term for the Extension Term, all the provisions of this Sublease shall be applicable during such Extension Term except that:

(1)                                  Subtenant shall have no further right to extend the Sublease Term beyond the expiration of the Extension Term;

(2)                                  Effective as of the commencement of the Extension Term, the Fixed Rent in effect shall be the fair market rental for the fully built-out Sublease Premises for the Extension Term (including annual increases therein), as determined by Sublandlord in good faith; provided that such fair market rental for the Extension Term shall not be less than [**] Dollars ($[**]) per rentable square foot on a triple net basis; provided, further, if Subtenant shall disagree with Sublandlord’s determination of the fair market rental, then the same shall be determined pursuant to Exhibit Y attached hereto.

If Subtenant timely exercises the aforesaid extension option as provided herein, “Sublease Term” shall be deemed to mean the initial Sublease Term plus the Extension Term and the “Expiration Date” shall be deemed to mean the final day of the Extension Term.

(j) Right Of First Offer.  Sublandlord hereby grants Subtenant a continuing right of first offer to lease any unoccupied space within the first floor of the Building that is currently available or later becomes available during the Sublease Term (the “Right of First Offer”).  Subtenant shall have five (5) days after receipt of Sublandlord’s written notice that Sublandlord is marketing such space in which to exercise the Right of First Offer upon any such vacant space upon the terms and conditions offered by Sublandlord, which shall be consistent with terms and conditions offered by Sublandlord for other space in the Building.  In the event Subtenant does not exercise its Right of First Offer then Sublandlord may sublease such space without recourse by Subtenant.

(k) Subtenant Improvements to Sublease Premises.  Provisions regarding the initial tenant improvements to be installed and constructed by Sublandlord upon the Sublease Premises and the allowance for initial tenant improvements to be paid by Sublandlord are attached as Exhibit TI (the “Subtenant Improvements”).  Subject to Exhibit TI, Subtenant shall submit for Sublandlord’s approval (which approval shall not be unreasonably withheld) and for Master Landlord’s approval, if required by the Master Lease, the preliminary plans and thereafter the final plans and specifications for the Subtenant Improvements.  Sublandlord construction of the Subtenant Improvements shall otherwise comply with the terms and conditions of Section 3.3 of the Master Lease, including, but not limited to, Subtenant’s obligation to remove such Subtenant Improvements if required by Master Landlord in accordance therewith; provided, however, Subtenant shall have no obligation to remove Subtenant Improvements unless the same were identified for removal at the time Master Landlord gave its consent thereto.  All permanent portions of the Subtenant Improvements installed in the Sublease Premises, including all fixtures and cabinet work, if any, will be and shall remain the property of Sublandlord.

(l) Remeasurement. Sublandlord and Subtenant acknowledge that the actual rentable square footage of the Sublease Premises may, upon completion of construction of the Subtenant Improvements, be different than the estimates set forth in Article I hereof.  Accordingly, after completion of construction of the Subtenant Improvements, Sublandlord will notify Subtenant of the actual Rentable Square Footage of the Sublease Premises and the Rentable Square Footage of Building, which shall be measured in accordance with the ANSI/BOMA 265.1-1996 Standard Method for Measuring Building Rentable Area, approved June 7, 1996.  If necessary, Sublandlord and Subtenant will execute an amendment to this Sublease modifying the definitions of Sublease Premises, Master Premises,

Subtenant’s Share, the amount of the Security Deposit, and such other terms and provisions, if any, of this Sublease as may be necessary to reflect such actual measurements.

(m) Subtenant Improvements to Temporary Premises.  The initial tenant improvements upon the Temporary Premises (“Temporary Premises Improvements”) shall be constructed by Sublandlord at Subtenant’s sole cost and expense and shall be subject to Master Landlord’s approval thereof, provided, however, that Sublandlord has agreed to pay for the electrical installation (exclusive of telecommunication and data cabling) at the Temporary Premises.  Subtenant and Sublandlord have agreed upon and have submitted for Master Landlord’s approval, to the extent required by the Master Lease, the final plans and specifications for the Temporary Premises Improvements.  Sublandlord’s construction of the Temporary Premises Improvements shall otherwise comply with the terms and conditions of Section 3.3 of the Master Lease, including, but not limited to, Subtenant’s obligation to remove such Temporary Premises Improvements if required by Master Landlord in accordance therewith; provided, however, Subtenant shall have no obligation to remove Subtenant Improvements unless the same were identified for removal at the time Master Landlord gave its consent thereto.  All permanent portions of the Temporary Premises Improvements installed in the Temporary Premises, including all fixtures and cabinet work, if any, will be and shall remain the property of Sublandlord.

2.               Sublease Subject to Master Lease.

(a) Inclusions.  This Sublease is subject and subordinate to the Master Lease.  All of the terms, conditions and covenants of the Master Lease are hereby incorporated into this Sublease by reference, except as excluded in Section 2(b) herein; provided, however, as between the Sublandlord and Subtenant the terms, conditions and covenants of this Sublease shall be controlling whenever the terms, conditions and covenants of the Master Lease are contradictory to or inconsistent with terms, conditions and covenants hereof, provided that any action or inaction pursuant to such inconsistent term, condition or covenant does not cause a default under the Master Lease.  Subtenant shall be subject to, bound by and comply with all of said included terms, conditions and covenants of the Master Lease with respect to the Sublease Premises for the Sublease Term herein for the benefit of both Sublandlord and Master Landlord, it being understood and agreed that wherever in the Master Lease the word “Tenant” appears, for the purposes of this Sublease, the word “Subtenant” shall be substituted, and wherever the word “Landlord” appears, for the purposes of this Sublease, the word “Sublandlord” shall be substituted, and wherever the word “Premises” appears, for the purposes of this Sublease, the words “Sublease Premises or Temporary Premises, as the case may be” shall be substituted, and wherever the word “Term” appears, for the purposes of this Sublease, the words “Sublease Term” shall be substituted; and that upon the breach of any of said terms, conditions or covenants of the Master Lease by Subtenant or upon the occurrence of an Event of Default by Subtenant, Sublandlord may exercise any and all rights and remedies granted to Master Landlord by the Master Lease.  In the event of any conflict between this Sublease and the Master Lease, the terms of this Sublease shall control between Sublandlord and Subtenant.  It is further understood and agreed that Sublandlord has no duty or obligation to Subtenant under the aforesaid Sections of the Master Lease other than to perform the obligations of Sublandlord as tenant under the Master Lease during the Sublease Term.  Whenever the provisions of the Master Lease incorporated as provisions of this Sublease require the written consent of Master Landlord, said provisions shall be construed to require the written consent of both Master Landlord and Sublandlord.  Subtenant hereby acknowledges that it has read and is familiar with all the terms of the Master Lease, and agrees that this Sublease is subordinate and subject to the Master Lease.

(b) Exclusions.  The terms and provisions of the following Sections and Exhibits of the Master Lease are not incorporated into this Sublease:  Any redacted provisions of the Master Lease; Article I in its entirety (i.e. all subsections); the portion of Section 2.1 governing parking spaces; Sections 2.2, 2.3, 3.1, 3.2, 3.4 and 3.5 in their entirety (i.e. all subsections); Subsection 4.1(a) and 4.1(b); Sections 4.2 (except to the extent necessary to give meaning to Subtenant’s obligations under paragraph 3 of this Sublease) and 4.3; Subsections 5.1.6. 5.1.7 (this exclusion shall not affect Master Landlord’s right to enter the Temporary Premises and the Sublease Premises pursuant to said Subsection 5.1.7), 5.1.8, 5.1.10, 5.1.11, 5.1.12, 5.1.15; Subsection 5.2.1 (except to the extent necessary to give meaning to paragraph 5 of this Sublease); Sections 7.1 (except to the extent necessary to give meaning to paragraph 12 of this Sublease), 10.1, 10.3, 10.5, 10.8, 10.11, 10.12, 10.14 (expect to the extent necessary to give meaning to subparagraph 1(e) of this Sublease) and 10.17; Exhibits A, A-1, A-2, A-3, B, B-1, E and F; the First Amendment to Lease, the Second Amendment to Lease and the Third Amendment to Lease. Notwithstanding anything herein to the contrary, Subtenant shall comply with the PTDM Approval requirements as set forth in Section 3.1.4 of the Master Lease.

(c) Time for Notice.  Except for the time limits for notice, demands, performance or exercise of rights specified in this Sublease which shall not be altered by this Section 2(c), including without limitation the time frames set forth in Sections 11 and 11 hereof, the time limits provided for in the Master Lease for the giving of notice, making of demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are amended for the purposes of this Sublease by lengthening or shortening the same in each instance by five (5) days, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be, within the time limit relating thereto contained in the Master Lease.  If the Master Lease allows only seven (7) days or less for Sublandlord to perform any act, or to undertake to perform such act, or to correct any failure relating to the Sublease Premises or this Sublease, then Subtenant shall nevertheless be allowed three (3) days to perform such act, undertake such act and/or correct such failure.  In the event of a conflict between the time frame set forth elsewhere in this Sublease and the time frame specified in the Master Lease as modified by this Section 2(c), the time frame set forth elsewhere in this Sublease shall control.

(d) Master Landlord’s Obligations.  It shall remain the obligation of Master Landlord to provide all services to be provided by Master Landlord under the terms of the Master Lease and to satisfy all obligations and covenants of Master Landlord made in the Master Lease.  Subtenant acknowledges that Sublandlord shall be under no obligation to provide any such services or satisfy any such obligations or covenants; provided, however, Sublandlord, upon written notice by Subtenant, shall use reasonable efforts to enforce all obligations of Master Landlord under the Master Lease without any obligation of Sublandlord to incur any costs or bring any legal action against Master Landlord.

(e) Rules and Procedures.  Subtenant acknowledges and agrees that other subtenants of Sublandlord are occupying or may in the future occupy other portions of the Master Premises.  In addition to the rules and regulations of the Master Lease, Subtenant’s use of the Sublease Premises and access to and use of the Common Areas and any other services in connection with the Sublease Premises or this Sublease shall be subject to such additional rules and procedures reasonably promulgated by Sublandlord and delivered to Subtenant from time to time.  Subtenant’s compliance with such rules and procedures constitutes a material inducement to Sublandlord’s willingness to enter into this Sublease; any violation thereof shall constitute a material breach of this Sublease.

(f) Termination of Master Lease.  If the Master Lease terminates with respect to the Sublease Premises, prior to the expiration or earlier termination of this Sublease, this Sublease shall concurrently terminate, unless this Sublease becomes a direct lease of the Building between Master Landlord and Subtenant as provided in the Master Landlord’s Consent or unless Master Landlord and Subtenant agree to deem this Sublease to be a direct lease of the Sublease Premises between Master Landlord and Subtenant; provided that as a condition to such direct lease, Sublandlord shall be released from all liabilities and obligations under this Sublease arising from and after the date that the Master Lease terminated with respect to the Sublease Premises.

(g) Consent or Approval of Master Landlord.  All references in this Sublease (whether in the text itself or by incorporation from the Master Lease) to the consent or approval of Master Landlord or Sublandlord shall mean the written consent or approval of Master Landlord or Sublandlord, as the case may be.  If any request or demand is made by Master Landlord (whether requiring an act, restraint or payment) directly to Subtenant pursuant to the Master Lease in respect of a corresponding obligation under the Master Lease, then such request or demand shall be honored and performed or adhered to as if the request or demand was made directly by Sublandlord.  In all provisions of this Sublease requiring the satisfactory approval or consent of Sublandlord, Subtenant first shall be required to obtain the approval or consent of Sublandlord and then, if Sublandlord under similar circumstances would be required under the terms of the Master Lease, to obtain the like approval or consent of Master Landlord, Sublandlord shall forward to Master Landlord such requests as Subtenant may submit for approval or consent from Master Landlord.  In the case of a time sensitive matter, Subtenant may submit the request for approval or consent simultaneously to Master Landlord and Sublandlord.  Whenever, pursuant to this Sublease, Master Landlord or Sublandlord’s consent or approval, or the review or consideration by Master Landlord or Sublandlord of any matter, is permitted, solicited or required prior to or in connection with any activity planned or undertaken on behalf of Subtenant (including, without limitation, Master Landlord’s consent to this Sublease), Subtenant shall reimburse Master Landlord and Sublandlord for all reasonable expenses (including, without limitation, the reasonable fees and disbursements of attorneys and other professional consultants) incurred by Master Landlord and Sublandlord, as the case may be, in connection with such consideration, review, consent or approval.  Such reimbursement shall be made by Subtenant within twenty (20) days after written demand.  Expenses incurred by Sublandlord shall be deemed to include any expenses or fees payable to Master Landlord under the Master Lease.

(h) Representations of Sublandlord.  Sublandlord represents to Subtenant that a true and correct copy of the Master Lease, redacted to expunge certain confidential economic information, is attached hereto as Exhibit A, that the Master Lease is in full force and effect and has not been amended, and that, to Sublandlord’s knowledge, no default exists on the part of Sublandlord or Master Landlord under the Master Lease.  As long as no Event of Default by Subtenant exists hereunder, Sublandlord (i) shall continue to perform the obligations of tenant under the Master Lease which are not incorporated herein, including the obligation of Sublandlord to pay rent to Master Landlord in accordance with the provisions of the Master Lease and (ii) agrees not to voluntarily terminate, cancel or surrender the Master Lease with respect to the Sublease Premises during the Sublease Term, or modifying the Master Lease in any way which would materially interfere with Subtenant’s rights hereunder, subject, however to any termination of the Master Lease without the fault of the Sublandlord.  As of the execution date of this Sublease, Sublandlord represents and warrants that (i) it has received no notice of default from Master Landlord under the Master Lease; (ii) there is no event or circumstance that, with the giving of notice or the passage of time would constitute a default under the Master Lease; and (iii) it has paid all Annual Fixed Rent and Additional Rent, to the extent due and payable, pursuant to the Master Lease.  Sublandlord represents that Sublandlord has not granted any (y)existing rights of first offer or refusal held by third parties with respect to the Temporary Premises or the Sublease Premises or (z) other sublease or other occupancy arrangement with respect to the Temporary Premises or the Sublease Premises.

(i) Sublandlord Obligations.  Sublandlord shall be responsible for the following (collectively, “Sublandlord Services”):

(i)                                     Staff the loading dock to receive deliveries and coordinate shipping.

(ii)                                  Provide for personnel to be stationed at the front desk of the Building during normal business hours of 7 AM to 7 PM and access to the Building to be only by card access at all other times.  Sublandlord shall not provide specific security to the Sublease Premises or Temporary Premises as applicable and such security shall be Subtenant’s sole responsibility and obligation.

(iii)                               Maintain the common areas of the Master Premises in the condition required by Section 5.1.3 of the Master Lease.

(iv)                              Maintain the insurance required under Subsection 4.2.2.1(c) of the Master Lease.

(v)                                 Provide Utilities to the Master Premises to the extent Master Landlord is not responsible for the provision of the same pursuant to Section 4.2.3 of the Master Lease.

Subtenant shall reimburse Sublandlord for Subtenant’s Share of these expenses as Additional Rent as provided in Paragraph 3(c), below.

3.               Rent.

(a) Fixed Rent.  Fixed rent (“Fixed Rent”) shall be as set forth in the Defined Terms.  Subtenant shall pay Fixed Rent in monthly installments in advance on or before the first day of each and every calendar month during the Sublease Term, without being invoiced; except that Subtenant shall deliver to Sublandlord upon execution of this Sublease, prepaid Rent for the first full month of the Sublease Term and the Security Deposit in the form of cash or a letter of credit.  Prepaid rent shall be applied against Subtenant’s first obligation to pay Fixed Rent.

(b) Subtenant’s Share of Master Lease Additional Rent.  In addition to Fixed Rent, Subtenant shall pay to Sublandlord Subtenant’s Share of Sublandlord’s obligations for Additional Rent pursuant to Section 4.2 of the Master Lease.  Subtenant shall pay Sublandlord estimated monthly installments of Subtenant’s Share of such Additional Rent in advance, together with payments of Fixed Rent hereunder, which shall equal Subtenant’s Share of the Sublandlord’s monthly estimate of Additional Rent as determined pursuant to Section 4.2 of the Master Lease, and such estimated payments shall be reconciled as provided under said Section 4.2 of the Master Lease.  Sublandlord shall provide Subtenant with copies of invoices and supporting documentation received from Master Landlord with respect to Additional Rent.

(c) Additional Rent  In addition to Subtenant’s obligations to pay Fixed Rent, and Additional Rent pursuant to 3(b) of this Sublease Subtenant shall pay or reimburse Sublandlord, without deduction or setoff, for (i) Subtenant’s Share of Sublandlord Services as described in Paragraph 2(i) above and Subtenant’s Share of the costs and expenses accruing during the Sublease Term and payable by Sublandlord to any person or entity in order to comply with Sublandlord’s obligations under the Master Lease with respect to the Building (except as otherwise provided herein),(“Sublandlord Service Costs”);  (ii) all costs and expenses incurred by Sublandlord as a result of Subtenant’s failure to timely comply with its obligations under this Sublease, and (iii) Sublandlord’s costs and expenses in connection with providing additional services to Subtenant (such as, but not limited to, after-hours HVAC or security) as set forth in this Sublease.  In the event Subtenant’s usage of any utility is materially greater than Subtenant’s Share of utility expenses, Sublandlord shall have the right to reasonably allocate a charge for such greater use.  Sublandlord may elect to separately meter any or all Utilities serving the Sublease Premises, in which case, Sublandlord may elect to have Subtenant shall pay directly for the cost of such Utilities. Notwithstanding any other provision herein to the contrary, if the Master Premises is not fully occupied during any year of the Sublease Term, an adjustment shall be made in computing the variable components of  Sublandlord’s Services Costs for such year so that Sublandlord’s Services Costs shall be computed for such year as though the Master Premises had been fully occupied during such year.  Subtenant shall also be solely responsible to pay directly for all costs and expenses for services not otherwise provided by Master Landlord or Sublandlord pursuant to the Master Lease or this Sublease, as the case may be, specifically related to the Sublease Premises; all personal property taxes; all other utilities required by Subtenant’s operations in the Sublease Premises;  all janitorial services provided to the Sublease Premises; and all maintenance or repair services provided to the Sublease Premises to the extent the same are not otherwise the Master Landlord’s responsibility pursuant to the Master Lease or the Sublandlord’s responsibility pursuant to this Sublease.  Sublandlord shall provide Subtenant with reasonable documentation substantiating all such costs and expenses described in this subparagraph.  Other than as specifically provided for herein, to the extent that any Building services are not provided to the Sublease Premises by Master Landlord under the Master Lease, Subtenant acknowledges and agrees that Sublandlord shall have no obligation to provide such Building services for Subtenant.  Notwithstanding the foregoing, Subtenant shall not be responsible for (i) late fees, holdover payments, default damages, or interest due under the

Master Lease which relate to the acts or omissions of Sublandlord under the Master Lease and not the acts or omissions of Subtenant under this Sublease, (ii) costs of indemnifying Master Landlord for acts or omissions of Sublandlord not resulting from the acts or omissions of Subtenant, (iii) share of any profit made by Sublandlord on a sublease, (iv) costs of Master Landlord performing any obligation under the Master Lease which Sublandlord failed to perform (unless such failure is attributable to failure on the part of Subtenant hereunder), (v)  costs of Sublandlord’s comprehensive liability insurance and worker’s compensation insurance required under the Master Lease, (vi) attorney’s fees charged by Master Landlord in connection with enforcement of the Master Lease against Sublandlord (unless attributable to Subtenant’s failure hereunder), (vii) costs in connection with the performance of Tenant’s Work pursuant to Article III of the Master Lease,  (viii) maintenance and repairs with respect to any non-common areas of the Master Premises (other than the Sublease Premises);  (ix) costs and expenses that would, under generally accepted accounting principals, constitute capital expenditures (except that with respect to the common areas of the Master Premises, Sublandlord may pass through annual amortization of such expenditures in accordance with generally accepted accounting principals); (x) cost and expenses to the extent caused by Sublandlord’s negligence or willful misconduct; or (xi) Fixed Rent pursuant to the Master Lease, and, except as expressly provided in this Sublease, items of Additional Rent pursuant to the Master Lease.

(d) .Payment of Rent.  As used herein, “Rent” shall include Fixed Rent, Subtenant’s Share of Additional Rent and all other additional rent, costs, charges and expenses to be paid by Subtenant to Sublandlord pursuant to this Sublease.  Rent herein reserved or payable shall be paid at Sublandlord’s election, (i) to Sublandlord’s address for payment of Rent set forth in the Defined Terms, or (ii) to such other payee and/or at such other place as Sublandlord may designate from time to time in writing, in lawful money of the United States of America, as and when the same become due and payable, without demand therefor and without any deduction, set-off or abatement whatsoever, except as expressly provided otherwise in this Sublease or the Master Lease.  Subtenant shall be required to pay Subtenant’s Share of Additional Rent, and any additional rent payable hereunder, notwithstanding any dispute regarding such obligation, unless and until such dispute is finally resolved in favor of Subtenant (or Sublandlord, in any dispute relating to payments made by Sublandlord under the Master Lease).  In the event the first day of the Sublease Term shall not be the first day of a calendar month or the last day of the Sublease Term is not the last day of the calendar month, Fixed Rent and Subtenant’s Share of Additional Rent and other costs an expenses shall be appropriately prorated based on a thirty (30) day month.  Additionally, Subtenant shall pay to Sublandlord, as additional rent hereunder, within twenty (20) days after written request therefor, any other payments for which Sublandlord shall become responsible to Master Landlord or Sublandlord under the Master Lease or this Sublease with respect to the Sublease Premises, including, but not limited to, additional rent arising (i) by reason of Subtenant’s request for extraordinary services or utilities (such as replacement lighting) from Master Landlord or Sublandlord, or (ii) as a result of Subtenant’s Event of Default hereunder.

(e) Late Payment Charges and Interest.  Any payment of Rent or other amount from Subtenant to Sublandlord or Master Landlord under this Sublease which is not paid on the date due shall accrue interest from the date due until the date paid at a rate equal to the lesser of Bank of America or its successor’s prime commercial rate, as it may be adjusted from time to time, plus 4% per year or the maximum rate then permitted by law (the “Interest Rate”).  If any installment of Rent is not paid promptly within two business days after notice (which may be oral) from Sublandlord, Subtenant shall pay to Sublandlord a late payment charge equal to five percent (5%) of the amount of such delinquent payment of Rent, in addition to the installment of Rent then owing; provided, however, no notice shall be required from Sublandlord and such late payment charge shall be owing upon the second such late payment in any consecutive twelve-month period.  This Section shall not relieve Subtenant of Subtenant’s obligation to pay any amount owing hereunder at the time and in the manner provided.

(f) Security Deposit.  Promptly, but no later than five (5) business days, following Master Landlord’s consent to this Sublease, Subtenant shall delivery to Sublandlord the Security Deposit as set forth in the Defined Terms of this Sublease.  Subtenant shall have no right of occupancy of the Temporary Premises or Sublease Premises until receipt by Sublandlord of the Security Deposit.  The Security Deposit shall be held by Sublandlord, without liability for interest, as security for the faithful performance by Subtenant of all of its obligations under this Sublease.  Sublandlord shall not be required to keep the Security Deposit separate from its other accounts.  Sublandlord may apply all or a part of the Security Deposit to any unpaid Rent due from Subtenant or to cure any other default of Subtenant hereunder and to compensate Sublandlord for all damage and expense sustained as a result of such default.  If all or any portion of the Security Deposit is so applied, Subtenant shall deposit cash sufficient to restore the Security Deposit to its original amount within five (5) days after receipt of Sublandlord’s written demand.  Provided that Subtenant complies with all of its obligations hereunder and promptly pays Rent when due, Sublandlord shall refund the Security Deposit to Subtenant within sixty (60) days after the later of the expiration of earlier termination of the Sublease or Subtenant’s vacating of the Sublease Premises.  No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit.  Any deposit under the Master Lease which may be returned by the Master Landlord will be the property of Sublandlord.

In lieu of a cash Security Deposit, Subtenant shall deliver to Sublandlord a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawn upon a financial institution with credit ratings of at least “A-” (long term) as issued by Standard and Poor’s and at least “A3” (long term) as issued by Moody’s (provided that if such financial institution is then rated by only one of such rating bureaus, it satisfies the aforesaid rating requirement for such rating bureau), and otherwise acceptable to Sublandlord (the “Issuer”) (Sublandlord may approve an Issuer with a credit rating below the rating set forth above in its sole discretion), which Letter of Credit shall have a term of not less than one year, be in form and content satisfactory to Sublandlord (and substantially as shown on Exhibit E to this Sublease), be for the account of Sublandlord, be in the amount of the Security Deposit then required to be deposited hereunder, and be fully transferable by Sublandlord to its successors and/or assigns under this Sublease without the payment of any fees or charges, it being agreed that if any such fees or charges shall be so imposed, then such fees or charges, shall be paid by Subtenant.  The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one (1) year each thereafter during the Sublease Term, unless the Issuer sends notice (the “Non-Renewal Notice”) to Sublandlord by certified mail, return receipt requested, not less than sixty (60) days next preceding the then expiration date of the Letter of Credit that it elects not to have such Letter of Credit renewed.  Additionally, the Letter of Credit shall provide that Sublandlord shall have the right, exercisable upon its receipt of the Non-Renewal Notice, by sight draft on the Issuer, to receive the monies represented by the existing Letter of Credit and in such event, Sublandlord shall hold such proceeds pursuant to the terms of this Section as a cash security pending the replacement of such Letter of Credit.  If an Event of Default shall have occurred and be continuing with respect to any provision of this Sublease, including but not limited to the provisions relating to the payment of Rent, Sublandlord may apply or retain the whole or any part of the cash security so deposited or may notify the Issuer and thereupon receive all the monies represented by the Letter of Credit and use, apply, or retain the whole or any part of such proceeds, as provided in this Section.  Sublandlord shall also have the right at its option to make partial draws upon the Letter of Credit to cure an Event of Default existing on a current basis, without prejudicing any right of Sublandlord to make future draws upon the Letter of Credit to address Events of Default occurring subsequently.  Any portion of the cash proceeds of the Letter of Credit drawn upon by Sublandlord and not so used or applied by Sublandlord in satisfaction of the obligations of Subtenant as to which such an Event of Default shall have occurred shall be retained by Sublandlord as a cash Security Deposit as provided herein.  If Sublandlord applies or retains any part of the cash security or proceeds of the Letter of Credit, as the case may be, Subtenant shall, within five (5) days after written demand therefor, deposit with Sublandlord the amount so applied or retained so that Sublandlord shall have the full Security Deposit required pursuant to this Section on hand at all times during the Term.  If Subtenant shall fully and faithfully comply with all of the term, provisions, covenants and conditions of this Sublease, the Letter of Credit shall be returned to Subtenant after the Expiration Date and after delivery of possession of the Sublease Premises to Sublandlord.  In the event of a transfer of Sublandlord’s interest in the Premises, within thirty (30) days of notice of such transfer, Subtenant, at Subtenant’s sole cost and expense, shall arrange for the transfer of the Letter of Credit to the new Sublandlord, as designated by Sublandlord, or have the Letter of Credit reissued in the name of the new Sublandlord and Sublandlord shall thereupon be released by Subtenant from all liability for the return of the reissued Letter of Credit, provided that Sublandlord shall return the original Letter of Credit issued in Sublandlord’s name to Subtenant.  Subtenant acknowledges and agrees that the Letter of Credit is a separate and independent obligation of the Issuer to Sublandlord and that Subtenant is not a third party beneficiary of such obligation.  In addition, Subtenant agrees that Sublandlord’s right to draw upon the Letter of Credit in whole or in part as set forth herein, shall not in any way be restricted, impaired, altered or limited by virtue of any provision of the United States Bankruptcy Code or any other law affecting creditors rights.  If the credit rating of the Issuer is downgraded, at any time during the Term of this Sublease, below the level of “A-” (long term) as issued by Standard and Poor’s or below the level of “A3” (long term) as issued by Moody’s, Sublandlord may, in Sublandlord’s sole discretion, require Subtenant to provide Sublandlord with a replacement Letter of Credit from a new Issuer with credit ratings of at least “A-” (long term) as issued by Standard and Poor’s and at least “A3” (long term) as issued by Moody’s (provided that if such new Issuer is then rated by only one of such rating bureaus, it satisfies the aforesaid rating requirement for such rating bureau), and otherwise acceptable to Sublandlord.  Such replacement Letter of Credit shall be in the form required by this Section 3(f) and shall be provided by Subtenant within thirty (30) days following Sublandlord’s notice to Subtenant, and Subtenant’s failure to timely so provide such replacement Letter of Credit shall constitute an Event of Default.  Upon Sublandlord’s receipt of such replacement Letter of Credit, Sublandlord shall return the Letter of Credit originally issued by the downgraded Issuer to Subtenant.

4.     Use.  The Sublease Premises shall be used for the Permitted Uses only and for no other purpose or business without the prior written consent of Master Landlord and Sublandlord.  At its own expense, Subtenant will procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental approvals required for Subtenant’s use of the Sublease Premises, except that Sublandlord shall be responsible to obtain building permits and certificate(s) of occupancy in connection with the Subtenant Improvements and the Temporary Premises Improvements.

5.               Assignment and Subletting.

(a) Transfer of Subleasehold Estate.  Subtenant shall not permit occupancy of the Sublease Premises by any person or persons other than Subtenant or sell, assign, encumber, sublease or otherwise transfer by operation of law or otherwise (collectively, “Transfer”) the Sublease Premises or this Sublease without Master Landlord’s and Sublandlord’s prior written consent, which consent of Sublandlord shall not be unreasonably withheld or conditioned, in either case subject to the provisions of Section 5.2.1 of the Master Lease as incorporated herein; provided, however, that prior to assigning the Sublease or making fifty percent (50%) or more (cumulatively) of the Sublease Premises available for subletting, Subtenant shall first offer to Sublandlord, by written notice, the right to recapture all of the Sublease Premises or the portion of the Sublease Premises which Subtenant intends to sublet or assign.  Sublandlord shall give its approval or reasons for disapproval, or election to recapture, within fifteen (15) business days after Subtenant has requested Sublandlord’s consent to such sublease or assignment.  If Sublandlord so elects to recapture, Sublandlord and Subtenant shall enter into an agreement terminating this Sublease with respect to the portion of the Sublease Premises so recaptured by Sublandlord.  Subtenant shall reimburse Sublandlord, as additional rent, for (i) all of Sublandlord’s reasonable attorneys fees and other costs, charges and expenses in connection with the review, processing, negotiation and documentation of any request for Sublandlord’s and Master Landlord’s consents to a proposed Transfer of the Sublease Premises (including, but not limited to, amounts payable by Sublandlord to Master Landlord for its consent) and (ii) twenty five percent (25%) of the excess of any subrent and other consideration received by Subtenant by reason of such Transfer, over the sum of the Rent payable hereunder, plus all of any bonus or excess rent payable by Sublandlord to Master Landlord under the Master Lease by reason of such Transfer, after deduction of the costs and expenses permitted to be deducted under Section 5.2.1 of the Master Lease.  Any Transfer in violation of the terms of this Sublease shall be void and shall be of no force or effect.  Any consent by Sublandlord or Master Landlord to any Transfer shall apply only to the specific Transfer thereby approved. Such consent shall not be construed as a waiver of Subtenant’s obligations to obtain Sublandlord’s and Master Landlord’s consent to any subsequent Transfer or as a modification or limitation of Sublandlord’s rights hereunder.

(b) Assumption by Transferees.  Each and every assignee, transferee or successor in interest of Subtenant, and their respective assignees, transferees or successors in interest, shall immediately be and remain liable jointly and severally with Subtenant and with each other for the payment of the Rent payable under this Sublease and for the performance of all covenants, agreements, terms and provisions of this Sublease on the part of Subtenant to be performed to the end of the Sublease Term.

(c) Assignment of Subrents.  In the event of any Transfer, whether or not in violation of the provisions of this Sublease, Sublandlord may, after an Event of Default by Subtenant, collect Rent from the assignee of the Sublease, or the subtenant or occupant or the Sublease Premises and apply the net amount collected to the curing of any Event of Default hereunder in any order or priority Sublandlord may elect, any unexpended balance to be applied by Sublandlord against any Rent or other obligations subsequently becoming due, but no such assignment, subletting, occupancy or collection of Rent shall be deemed a waiver of the covenants in this Section 5, nor shall it be deemed acceptance of the assignee, subtenant or occupant as a subtenant, or a release of Subtenant from the full performance by Subtenant of all of the terms, conditions and covenants of this Sublease.

(d) Voluntary Termination of Master Lease.  In the event that Master Landlord and Sublandlord negotiate a voluntary termination of the Master Lease, then as long as the Master Landlord and Subtenant have entered into a direct lease of the Sublease Premises, this Sublease shall terminate concurrently therewith and Sublandlord shall be relieved of its obligations, and released of all liability, accruing under this Sublease from and after the effective date of such lease, whereupon Subtenant shall attorn directly to the Master Landlord.

(e) Change of Control.  Subtenant may assign this Sublease or sub-sublet any portion of the Sublease Premises without Sublandlord’s consent (but subject to any Master Landlord consent rights under the Master Lease) to (i) any successor of Subtenant resulting from an acquisition of all or substantially all of Subtenant’s assets or a merger or consolidation of Subtenant and (ii) any Affiliate of Subtenant (as hereinafter defined) whose net worth is equal to or greater than the net worth of Subtenant as of the date hereof, provided that Subtenant provides Sublandlord at least thirty (30) days prior notice of such assignment or subletting pursuant to either of the foregoing clauses (i) or (ii). As used herein, the term “Affiliate of Subtenant” shall mean and refer to any entity controlled by, controlling or under common control with Subtenant.

6.     Alterations.  Subtenant shall not make or suffer to be made any alterations, additions or improvements (collectively “Alterations”) in, on, or to the Sublease Premises without the prior written consent of Sublandlord and Master Landlord.  Subtenant shall notify Sublandlord (and Master Landlord, if applicable) not less than five (5) business days in advance of commencing construction of the Alterations so that Sublandlord and Master Landlord may post appropriate notices of non-responsibility.  The term “Alterations” includes any alterations, additions or improvements made by Subtenant to comply with the ADA as required by Section 1(f) above.  All Alterations must be constructed (a) in a good and workman-like manner using materials of a quality comparable to those on the Sublease Premises, (b) in conformance with all Laws, (c) only after all necessary permits, licenses and approvals have been obtained by Subtenant from appropriate governmental agencies, and (d) shall be diligently prosecuted to completion.  Any contractor or other person making any Alterations must first be approved in writing by Sublandlord and Master Landlord and Sublandlord may require that all work be performed under Sublandlord’s supervision.  Subtenant’s performance of Alterations shall be coordinated with any work being performed by Master Landlord and Sublandlord in such manner as to maintain harmonious labor relations and not to damage the Premises, the Building or Lot or interfere with the Premises, Building or Lot operations.  Except where precluded by terms of the Master Lease and Master Landlord’s rights in and to any Alterations to any of the Sublease Premises, upon the expiration or sooner termination of this Sublease, Subtenant shall, upon demand by Sublandlord, at Subtenant’s sole cost and expense, promptly remove any Alterations made or paid for by Subtenant and repair and restore the Sublease Premises to their original condition, ordinary wear and tear excepted; provided, however, Subtenant shall have no obligation to remove any Alterations which were not identified for removal at the time Master Landlord or Sublandlord gave its consent thereto.

Subtenant will keep the Sublease Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by Subtenant.  If a lien is filed, Subtenant will discharge the lien or post a bond within ten (10) days after receiving notice thereof.  Sublandlord has the right to post and keep posted on the Sublease Premises any notices that may be provided by law or which Sublandlord may deem to be proper for the protection of Sublandlord, the Sublease Premises and the Building from such liens.  Subtenant shall promptly reimburse to Sublandlord as additional rent hereunder, any fees or charges imposed on Sublandlord under the Master Lease by virtue of Subtenant’s proposal or performance of any Alterations.

7.               Indemnity.

(a) Subtenant Indemnity.  Subtenant shall indemnify, defend (by counsel acceptable to Sublandlord and Master Landlord in their sole discretion), protect and hold Sublandlord and Master Landlord and their respective directors, officers, shareholders, partners, members, employees, contractors, assigns and mortgagees harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to (i) the use or occupancy of the Sublease Premises by Subtenant or its Agents or anyone claiming by, through or under Subtenant; (ii) the failure by Subtenant or anyone claiming by, through or under Subtenant to comply with any term, condition, or covenant of this Sublease or the Master Lease incorporated herein, including, without limitation, Subtenant’s obligation to surrender the Sublease Premises in the condition herein required; (iii) the negligence or willful misconduct of Subtenant, its Agents or anyone claiming by, through or under Subtenant; (iv) the existence of Hazardous Materials (as hereinafter defined) on, under or about the Sublease Premises to the extent caused, stored, released, discharged or introduced by Subtenant or its Agents; (v) the death of or injury to any person or damage to any property in the Sublease Premises (except to the extent caused by the negligence or willful misconduct of Sublandlord or Master Landlord); or (vi) the death of or injury to any person or damage to any property on or about the Master Premises to the extent caused by the negligence, recklessness or willful misconduct of Subtenant or its Agents.

(b) Sublandlord Indemnity.  Sublandlord shall indemnify, defend (by counsel acceptable to Subtenant), protect and hold Subtenant and its assigns harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including attorneys’ fees) arising out of or relating to: (i) the existence of Hazardous Materials (as hereinafter defined) on, under or about the Sublease Premises to the extent introduced upon the Sublease Premises by Sublandlord, its agents, employees, contractors, licensees, subtenants or invitees prior to the Commencement Date; or (ii) the death of or injury to any person or damage to any property occurring outside the Sublease Premises to the extent caused by the negligence, recklessness or willful misconduct of Sublandlord or its agents, employees, contractors, licensees, subtenants or invitees (other than Subtenant).

(c) In the event that an indemnified party’s negligence, recklessness or willful misconduct contributed to cause the injury or damage for which a claim of indemnity is asserted against an indemnifying party hereunder, the damages and expenses (including, without limitation, reasonable attorneys’ fees) shall be allocated or reallocated, as the case may be, between the indemnified party and the indemnifying party in such proportion as appropriately reflects the relative fault of the two parties, and the liability of the indemnifying party shall be proportionally reduced.  The foregoing indemnification obligations are conditioned on the indemnified party promptly notifying the indemnifying party in writing after any of the indemnified parties receives notice of a claim or loss for which indemnification is or may be sought under this Lease.  Failure to provide such notice will relieve the indemnifying party of its indemnity obligations to the extent that such failure prejudices the indemnifying party.  The indemnifying party will have the right to control, in a manner not adverse to the indemnified parties, the defense and settlement of any claims.  The indemnified parties may employ counsel, at their own expense, with respect to any such claim (provided that if counsel is employed due to a conflict of interest or because the indemnifying party does not assume control of the defense, the indemnifying party will bear such expense).  The indemnifying party will not admit liability or enter into any settlement of a claim that adversely affects the indemnified parties’ rights or interests without the indemnified parties’ prior written approval.  The indemnifications set forth in this Article 7 shall survive the expiration or earlier termination of this Sublease with respect to any claims or liability occurring prior to such expiration or termination.

(d) Notwithstanding anything in this Sublease to the contrary, neither Subtenant nor any Subtenant Party (as defined in paragraph 12 herein) shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business), provided, that, (i)  damages owed by Sublandlord to Master Landlord or its lender, or any successors and assigns to Master Landlord or its lender, and (ii)  losses of rent suffered by Subtenant and any claims raised by a proposed subtenant with respect to the Sublease Premises or the Temporary Premises due to Subtenant holding over shall be deemed direct damages for purposes of this subparagraph.

8.               Insurance.

(a) Subtenant Compliance with Insurance Requirements.  Subtenant shall not, directly or indirectly, make any use of the Sublease Premises which may be dangerous to person or property or which may jeopardize any insurance coverage or may increase the cost of insurance or require additional insurance coverage.  If, by reason of any activity allowed by Subtenant in the Sublease Premises, any insurance coverage is jeopardized or insurance premiums are increased, Sublandlord shall require Subtenant to make immediate payment of such increased insurance premium and upon payment of such premium Subtenant shall not be deemed in default hereunder.  Subtenant may not self-insure against any risks required herein to be covered by insurance.

(b) Subtenant’s Use of Consultants and Contractors.  In the event Subtenant utilizes the services of consultants and/or contractors at the Sublease Premises, Subtenant shall at its option either require such consultants and contractors to carry the minimum insurance detailed below, or provide in Subtenant’s insurance policies for insurance coverage for all such consultants and contractors with the same minimum insurance requirements detailed below.

Sublandlord reserves the right to request from Subtenant copies of such consultants’ and contractors’ certificates (to the extent such persons are not covered under Subtenant’s insurance policies) when deemed necessary.

(c) Policy Requirements.  The policies carried by Subtenant as required below shall be (i) shall be written by companies licensed to do business in the state in which the Sublease Premises are located and have a General Policyholder’s rating of at least A:VIII as set forth in the most current issue of Best’s Insurance Guide, (ii) not be invalidated or reduced by the acts or omissions of other insureds, or by any breach, violation or misrepresentation of any warranties, declarations or conditions in such policy, (iii) name Master Landlord, Sublandlord and any other additional insureds required to be named in Sublandlord’s insurance policies under the Master Lease, and their respective subsidiaries, affiliates, successors and assigns (and all such parties’ respective officers, directors, shareholders, employees and agents) as additional insureds, and (iv) endorsed to stipulate that Subtenant’s insurance shall be primary to and noncontributory with any and all other insurance maintained or otherwise afforded to Sublandlord or Master Landlord, and any other additional insureds required to be named in Sublandlord’s insurance policies under the Master Lease, or their respective subsidiaries, affiliates, successors and assigns (and all such parties’ respective officers, directors, shareholders, employees and agents).  The insurance policies required herein shall also comply with the standards for insurance coverage set forth in the Master Lease, except that the public liability insurance limits shall be as set forth in subparagraph (f) below.

(d) Waiver of Subrogation.  To the extent permitted by law, and without affecting the coverage provided by insurance to be maintained hereunder, Subtenant and its respective insurers waive all rights of recovery or subrogation against Sublandlord and Master Landlord, and their officers, directors, employees, agents, and insurers for (i) damages for injury to or death of persons; (ii) damage to property; (iii) damage to the Sublease Premises or any part thereof; and (iv) claims arising by reason of the foregoing due to hazards covered by insurance, to the extent of proceeds recovered therefrom.  This provision is intended to waive fully, and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier.  The coverage obtained by Subtenant pursuant to this Sublease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this paragraph.  If the insurance cannot be obtained without undue expense, the other party may purchase such coverage for the other at its own expense.

To the extent permitted by law, and without affecting the coverage provided by insurance to be maintained hereunder, Sublandlord and its respective insurers waive all rights of recovery or subrogation against Subtenant, and its officers, directors, employees, agents, and insurers for (i) damages for injury to or death of persons; (ii) damage to property; (iii) damage to the Master Premises or any part thereof; and (iv) claims arising by reason of the foregoing due to hazards covered by insurance, to the extent of proceeds recovered therefrom.  This provision is intended to waive fully, and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier.  Sublandlord’s insurance coverage shall include, without limitation, a waiver or subrogation by the carrier which conforms to the provisions of this paragraph.  If the insurance cannot be obtained without undue expense, the other party may purchase such coverage for the other at its own expense.

(e) Certificates of Insurance.  Certificates of insurance for all insurance required hereby shall be furnished by Subtenant to Sublandlord and Master Landlord before the Commencement Date and thereafter at least thirty (30) days prior to each cancellation, non-renewal or material reduction in coverage that causes the insurance to no longer meet the requirements of this Sublease.  The insurance certificates required hereby shall provide that the insurance carrier shall endeavor to provide the certificate holders with at least ten (10) days  notice prior to the cancellation, non-renewal or adverse material change in any policy covered thereby and shall otherwise be acceptable in form and substance to Sublandlord, but any acceptance of insurance certificates by Sublandlord shall not limit or relieve Subtenant of its obligations under this Section 8.  If any policy of insurance required to be maintained by Subtenant pursuant to this Sublease is canceled or non-renewed, Subtenant shall promptly replace the policy with a substantially similar policy from an insurer with an A.M. Best’s Insurance Rating of A:VIII or better, and Subtenant will provide evidence of same to Sublandlord.

(f) Subtenant’s Insurance Policies.  Subtenant shall, at its own expense, at all times during the Sublease Term provide and maintain in effect those insurance policies and minimum limits of coverage as designated below (provided, that should Master Landlord require an increase in Sublandlord’s general liability insurance coverage, Subtenant shall be required to increase the general liability insurance coverage required hereunder by a similar percentage amount) or by law of the State in which the Sublease Premises are located.

(i)                                     Workers’ Compensation and Employer’s Liability Insurance.  Subtenant shall carry Workers’ Compensation insurance as required by any applicable law or regulation and, in accordance with the provisions of all applicable Laws. Subtenant shall carry Employer’s Liability insurance with a limit of $1,000,000.

(ii)                                  “All Risk” Insurance.  Subtenant shall carry “all risk” property insurance, including fire, lightning, vandalism, malicious mischief, and extended perils, on any Alterations (excluding Subtenant Improvements) and all property owned by Subtenant or for which Subtenant is legally liable, or which is located within the Sublease Premises, on a full replacement cost basis.  Such coverage shall include business interruption coverage for a period of not less than six (6) months.  Master Landlord, Sublandlord and any other additional insureds required to be named in Sublandlord’s insurance policies under the Master Lease, and their respective subsidiaries, affiliates, successors and assigns (and all such parties’ respective officers, directors, shareholders, employees and agents) shall be included as loss payees on such coverage, as their interests may appear.

(iii)                               Commercial General Liability Insurance.  Subtenant shall carry Commercial General Liability insurance having a single limit of no less than $1,000,000 per occurrence or per claim and $2,000,000 in the annual aggregate.  Such insurance shall provide coverage for (a) bodily injury, property damage, personal injury and advertising injury, (b) contractual liability, not only for bodily injury and property damage but also for personal injury and advertising injury, and (c) cross liability.  If such insurance is maintained on a claims-made basis, then such insurance shall be maintained for an additional period of three (3) years after termination of this Sublease and any extension thereof.

(iv)                              Umbrella Liability and/or Excess Liability Insurance.  Subtenant shall maintain Umbrella Liability and/or Excess Liability insurance with limits of no less than $3,000,000 per occurrence or per claim, excess of the limits provided by the required Employer’s Liability, Commercial General Liability, and Automobile Liability insurance.  The coverage terms of the Umbrella Liability and/or Excess Liability insurance must be at least as broad as the underlying Employer’s Liability, Commercial General Liability and Automobile Liability insurance.  The Umbrella Liability and/or Excess Liability insurance shall provide contractual liability coverage.  If Subtenant maintains such insurance on a claims-made basis, then Subtenant shall continue to maintain such coverage for a period of three (3) years after termination of this Sublease and any extension thereof.

(v)                                 Automobile Liability Insurance.  Subtenant shall carry Business Automobile Liability insurance covering all owned, rented (hired) or non-owned vehicles used in connection with this Lease or the Premises.  Such insurance shall have limits of $1,000,000 each accident for bodily injury and property damage.

9. Signage.  Subtenant shall not place on any portion of the Sublease Premises any sign, placard, lettering in or on windows, banners, displays or other advertising or communicative material which is visible from the exterior of the Sublease Premises without the prior written approval of Sublandlord, which shall not be unreasonably withheld, and, if required, from Master Landlord in accordance with the Master Lease; provided, however, that subject to compliance with the terms of this Sublease and the Master Lease, Subtenant shall have the right, at its sole cost and expense, to install suite identification signage in the main lobby of the Building and on the floors on which the Sublease Premises is located and identification signage on the monument sign for the Building subject to Master Landlord’s sign criteria and Master Landlord’s prior written approval, provided, however, that Subtenant’s Building signage shall not interfere with Sublandlord’s existing Building signage.  All such approved signs shall strictly conform to all Laws.  Subtenant shall maintain such signs in good condition and repair.  If Subtenant fails to remove such signs upon the expiration or earlier termination of this Sublease, and repair any damage caused by such removal, Sublandlord may do so at Subtenant’s expense, which expense, together with interest thereon at the Interest Rate shall be paid by Subtenant to Sublandlord upon demand.

10. Hazardous Materials.  Subtenant shall strictly comply with Article V of the Master Lease to the extent such provisions relate to the Sublease Premises during the Sublease Term.  Subtenant, at its sole cost and expense, shall be fully responsible for the storage and disposal of all Hazardous Materials used in, on or about the Building by the Subtenant or its Agents.  Notwithstanding anything in this Sublease to the contrary, Subtenant shall have no liability to Sublandlord or responsibility under this Sublease for any Hazardous Materials in, on, under or about the Sublease Premises which were not released, discharged, stored or introduced by Subtenant or its Agents.

11. Estoppel Certificates.  Subtenant will at any time upon not less than ten (10) business days’ prior written notice from Sublandlord execute, acknowledge and deliver to Sublandlord a statement in writing (i) certifying that this Sublease is unmodified (or, if modified, stating the nature of such modification) and is in full force and effect, the amount of any Security Deposit, and the date to which Rent are paid in advance, if any, (ii) acknowledging that there are not, to Subtenant’s knowledge, any uncured defaults on the part of Sublandlord hereunder or of Master Landlord under the Master Lease, or specifying such defaults if any are claimed, and (iii) any other matters relating to the Sublease or the Sublease Premises as may be reasonably requested by Sublandlord.  Any such statement may be conclusively relied upon by any prospective purchaser, transferee or encumbrancer of the Sublease Premises or of Sublandlord’s interest in this Sublease.

12. Events of Default.  If one or more of the following events (“Event of Default”) occurs, such occurrence constitutes a breach of this Sublease by Subtenant (such events being in addition to, and superseding to the extent inconsistent with, the Events of Default set forth in the Master Lease):

(a) Subtenant fails to pay when due any Rent due hereunder and such failure shall continue for five (5) days after written notice thereof from Sublandlord;

(b) Subtenant fails to comply with any other provision of this Sublease in the manner and within the time required, and such failure continues for twenty (20) days after written notice thereof from Sublandlord, provided that if such failure cannot be cured within such twenty (20) day period, an Event of Default shall not be deemed to have occurred so long as (i) Subtenant commences such cure within such twenty (20) day period and diligently pursues such cure to completion, provided so that an “Event of Default” (as defined in the Master Lease) is not deemed to have occurred under the Master Lease;

(c) any other event occurs which involves Subtenant or the Sublease Premises and which would constitute an Event of Default under the Master Lease if it involved Sublandlord or the Master Premises;

(d) the occurrence of an Event of Default under the Master Lease which is the result of any act or omission of Subtenant or any person claiming by, through or under Subtenant or any of their respective employees, subtenants, licensees, agents, contractors and invitees (each, a “Subtenant Party”); or

(e) any purported or attempted Transfer of this Sublease or the Sublease Premises in contravention of this Sublease or the Master Lease; or

(f) Subtenant (i) files or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (ii) makes an assignment for the benefit of its creditors; (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; or (iv) takes action for the purpose of any of the foregoing;

(g) A court or governmental authority of competent jurisdiction, without consent by Subtenant, enters an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial portion of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Subtenant, or if any such petition is filed against Subtenant and such petition is not dismissed within sixty (60) days; or

(h) This Sublease or any estate of Subtenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within sixty (60) days.

Upon the occurrence of an Event of Default, Sublandlord shall have, in addition to any other rights and remedies available to it under this Sublease and/or at law and/or in equity, any and all rights and remedies of Master Landlord set forth in the Master Lease as incorporated herein.  All rights and remedies of Sublandlord herein enumerated shall be cumulative and none shall exclude any other right allowed by law or in equity and said rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises.  If Subtenant shall have committed an Event of Default, then Sublandlord shall have the right, but not the obligation, without waiving or releasing Subtenant from any obligations hereunder, to cure such Event of Default in such manner and to such extent as Sublandlord shall deem necessary, and in exercising any such right, to pay or incur any reasonable costs and expenses (including, without limitation, attorneys’ fees and costs) required in connection therewith which Subtenant shall pay to Sublandlord upon, together with interest thereon at the Interest Rate.

13. Other Casualty; Eminent Domain.  In the event of a fire or other casualty affecting the Building or the Sublease Premises, or of a taking of all or a part of the Building or Sublease Premises under the power of eminent domain:  (i) Sublandlord shall not have any obligation to repair or restore the Sublease Premises or any Alterations or personal property; (ii) Subtenant shall be entitled only to a proportionate abatement of Rent to the extent Sublandlord receives a corresponding abatement of rent under the Master Lease during the time and to the extent the Sublease Premises are unfit for occupancy for the purposes permitted under this Sublease and not occupied by Subtenant as a result thereof; (iii) Subtenant shall not, by reason thereof, have a right to terminate this Sublease unless the Master Lease shall be terminated or the Sublease Premises cannot reasonably be restored within one year following the casualty or taking event; and (iv) Sublandlord reserves the right to terminate the Master Lease and this Sublease in connection with any right granted to it under the Master Lease whether or not the Sublease Premises is damaged or the subject of a taking.  In the event Master Landlord or Sublandlord exercises the right to terminate the Master Lease as the result of any such fire, casualty or taking, (a) Sublandlord shall provide Subtenant with a copy of the relevant termination notice and this Sublease shall terminate on the date upon which the Master Lease terminates and (b) Subtenant shall immediately pay to Sublandlord all of Subtenant’s insurance proceeds relating to all Alterations (but not to Subtenant’s personal property).

14. Waiver of Claims.  Subtenant hereby releases and waives any and all claims against Master Landlord and Sublandlord and each of their respective officers, directors, partners, members, agents and employees for injury or damage to person, property or business of every kind, nature and description, sustained in or about the Building or the Sublease Premises by Subtenant or anyone claiming under Subtenant, other than by reason of the negligence or willful misconduct of Master Landlord or Sublandlord and except in any case which would render this release and waiver void under applicable law.

15. Limit of Sublandlord’s Liability.  Notwithstanding anything to the contrary contained in this Sublease, Sublandlord, its partners, members, officers, directors, employees, agents, servants and contractors (collectively, the “Sublandlord Parties”), shall not be liable for any damages or injury to person or property or resulting from the loss of use thereof sustained by Subtenant or any Subtenant Party, based on, arising out of, or resulting from, any cause whatsoever, including any due to the Building becoming out of repair, or due to the occurrence of any accident or event in or about the Building, or due to any act or neglect of any tenant or occupant of the building or any other person except to the extent due to Sublandlord’s negligence or willful misconduct.  Neither Sublandlord nor any Sublandlord Party shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business).

16. Miscellaneous.

(a) Attorneys’ Fees.  In the event of any litigation or arbitration between Sublandlord and Subtenant, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Sublease, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award). Any fees and cost incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

(b) Authority.  Each person executing this Sublease on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

(c) Brokerage Commissions.  Sublandlord shall pay a commission to Broker in connection with this Sublease transaction pursuant to Sublandlord’s separate agreement with Broker.  Except for Broker, each of Subtenant and Sublandlord warrants and represents to the other that it has dealt with no other broker or agent in connection with this Sublease transaction.  Each of Sublandlord and Subtenant agrees to indemnify, defend and save harmless the other and Master Landlord from any and all costs, expenses, attorneys’ fees, charges or liability arising out of any claim by any broker or agent, other than the Broker, as a result of such party’s conversations, correspondence, other dealings or actions in connection with this Sublease.

(d) Captions.  All captions and headings in this Sublease are for the purposes of reference and convenience and shall not limit or expand the provisions of this Sublease.

(e) Counterparts.  This Sublease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument.

(f) Entire Agreement.  This Sublease and the applicable portions of the Master Lease contained by reference herein, contain all of the covenants, conditions and agreements between the parties concerning the Sublease Premises, and shall supersede any and all prior correspondence, agreements and understandings concerning the Sublease Premises, both oral and written.  No addition or modification of any term or provision of this Sublease shall be effective unless set forth in writing and signed by both Sublandlord and Subtenant.

(g) Notices.  Any notice required or desired to be given regarding this Sublease shall be in writing and may be given by personal delivery, reputable next-day courier service, or by certified or registered mail.  A notice shall be deemed to have been given (i) on the third business day after mailing if mailed, postage prepaid, return receipt requested addressed to the party to be served at its address specified in the Defined Terms, and (ii) when delivered or refused if given by personal delivery or courier service.  Copies of notices of defaults under this Sublease shall be concurrently provided to Master Landlord at the address set forth in the Master Lease.  Either party may change its address by giving notice of the same in accordance with this Section (g).

(h) Governing Law.  This Sublease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  Subtenant hereby consents to the personal jurisdiction and venue of any State court located in the county in which the Building is located.

(i) Exhibits.  All exhibits and any schedules or riders attached to this Sublease are incorporated herein by this reference and made a part hereof, and any reference in the body of the Sublease or in the exhibits, schedules or riders to the Sublease shall mean this Sublease, together with all exhibits, schedules and riders.

(j) Waiver of Trial by Jury.  SUBTENANT AND SUBLANDLORD HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE UNDER APPLICABLE LAW TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS SUBLEASE OR THE SUBLEASE PREMISES.  NOTHING CONTAINED IN THIS SECTION (j) SHALL BE CONSTRUED AS A WAIVER BY MASTER LANDLORD OF ANY OF ITS RIGHTS TO TRIAL BY JURY IN CONNECTION WITH THE MASTER LEASE OR SUBLEASE FOR ANY CLAIMS OR CAUSES OF ACTION SO TRIABLE.

(k) Successors and Assigns.  Subject to the provisions of this Sublease and the Master Lease relating to assignment and subletting, this Sublease shall be binding upon, and shall inure to the benefit of the parties’ respective representatives, successors and assigns.  No sublandlord of the Temporary Premises or Sublease Premises shall be liable under this Sublease except for breaches of Sublandlord’s obligations occurring while sublandlord of the Temporary Premises or Sublease Premises, as applicable.  Without limiting the generality of the foregoing, upon any assignment of this Sublease and the Security Deposit by Vertex Pharmaceuticals Incorporated to an Affiliate of Sublandlord or a third party, Vertex Pharmaceuticals Incorporated shall have no further liability or obligation arising pursuant to this Sublease after the date of such assignment.  No member, partner, trustee, stockholder, officer, director, employee or beneficiary (or the members, partners, trustees, stockholders, officers, directors or employees of any such member) of Sublandlord shall be personally liable under this Sublease and the general assets of the members, partners, trustees, stockholders, officers, directors, employees or beneficiaries (and the members, partners, trustees, stockholders, officers, directors or employees of any such member) of Sublandlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Subtenant; provided that the foregoing provisions of this sentence shall not constitute a waiver of any obligation evidenced by this Sublease and provided further that the foregoing provisions of this sentence shall not limit the right of Subtenant to name Sublandlord or any member thereof as party defendant in any action or suit in connection with this Sublease so long as no personal money judgment shall be asked for or taken against any such member or any individual partner, trustee, stockholder, officer, employee or beneficiary of Sublandlord or any such member.

(l) Access.  Sublandlord reserves the right to enter the Sublease Premises upon reasonable prior written or oral notice to Subtenant (except that in case of emergency no notice shall be necessary) in order to inspect the Sublease Premises and/or the performance by Subtenant of the terms of this Sublease or to exercise Sublandlord’s rights or perform Sublandlord’s obligations hereunder.  Subtenant shall permit Sublandlord and Sublandlord’s agents and representatives to enter into and upon any part of the Temporary Premises at reasonable hours upon reasonable prior written or oral notice to Subtenant to show the Temporary Premises to prospective mortgagees, insurers, or tenants.  Subtenant shall also permit Sublandlord and Sublandlord’s agents and representatives to enter into and upon any part of the Sublease Premises at reasonable hours upon reasonable prior written or oral notice to Subtenant to show the Sublease Premises to prospective mortgagees, insurers, or in the last twelve (12) months of the Sublease Term, tenants.

(m) Time.  Time is of the essence of every provision of this Sublease.

(n) Office of Foreign Asset Control.  Subtenant warrants and represents to Sublandlord that Subtenant is not, and shall not become, a person or entity with whom Sublandlord is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental actions, and Subtenant shall at all times be in compliance with all applicable orders, rules, regulations and recommendations of OFAC and other governmental agencies.

(o) Master Landlord’s Consent.  The effectiveness of this Sublease is conditioned upon receipt of Master Landlord’s Consent.  Notwithstanding anything in this Sublease to the contrary, in the event Master Landlord’s Consent is not received within thirty (30) days after the date of this Sublease, or such later date or Sublandlord and Subtenant may agree in writing, this Sublease shall automatically become null and void, in which case Sublandlord shall return any Security Deposit and prepaid Rent to Subtenant.

(p) Notice of Sublease.  At the requires of either party, Sublandlord and Subtenant will execute and record a notice of sublease pursuant to M.G.L. c.183, § 4.

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:

VERTEX PHARMACEUTICALS INCORPORATED		MOMENTA PHARMACEUTICALS, INC.

By:	/s/Kenneth S. Boger	By:	/s/Richard P. Shea
Name:	Kenneth S. Boger	Name:	Richard P. Shea
Title:	Senior Vice President & General Counsel	Title:	Vice President, Treasurer & CFO

By:		By:
Name:		Name:
Title:		Title:

Schedule 1

Rent

Fixed Rent:

Premises:	Rental Period:	Annual Rent Per Rentable Square Foot:			Annual Fixed Rent:			Payable in Monthly Installments:
(i) Temporary Premises (“Temporary Premises Fixed Rent”)	From the Temporary Premises Rent Commencement Date through the date immediately preceding the Sublease Premises Commencement Date	$	[**	]	$	[**	]	$	[**	]

(ii) Sublease Premises (“Sublease Premises Fixed Rent”)	(a From the Sublease Premises Rent Commencement Date through April 30, 2006)	$	[**	]	$	[**	]	$	[**	]

	(b) From May 1, 2006 through April 30, 2011	$	[**	]	$	[**	]	$	[**	]

The Annual Rent and Monthly Rent for the Sublease Premises shall be subject to adjustment based on changes in the rentable square footage determined by remeasurement of the Sublease Premises in accordance with Section 1(l).

EXHIBIT A

MASTER LEASE

EXHIBIT B

TEMPORARY PREMISES

EXHIBIT C-1 & C-2

SUBLEASE PREMISES

EXHIBIT D

PRELIMINARY PLANS FOR TEMPORARY PREMISES IMPROVEMENTS

EXHIBIT E

Form of Letter of Credit

EXHIBIT F

FORM OF COMMENCEMENT DATE AGREEMENT

COMMENCEMENT DATE AGREEMENT

THIS COMMENCEMENT DATE AGREEMENT (“Agreement”) is entered into as of this        day of                        , 20     by and between VERTEX PHARMACEUTICALS INCORPORATED (“Sublandlord”) and MOMENTA PHARMACEUTICALS, INC. (“Subtenant”).

W I T N E S S E T H:

1.                                       This Agreement is made pursuant to Section 1(a) of that certain Sublease dated as of                                    , 20    , between Sublandlord and Subtenant (the “Sublease”).

2.                                       It is hereby stipulated that the Commencement Date, as defined in the Sublease, is                                   , 20     and the Term of the Sublease shall expire on                              , 20     as set forth and provided for in the Sublease.

[OPTIONAL:

3.                                       It is hereby stipulated that the Rent Commencement Date, as defined in the Sublease, is                             , 20     .

4.                                       It is hereby stipulated that the Sublease Premises contain                    rentable square feet.

IN WITNESS WHEREOF, the parties hereto have executed this instrument under seal as of the day and year first above written.

SUBLANDLORD:

VERTEX PHARMACEUTICALS INCORPORATED

By:
Name:
Title:

By:
Name:
Title:

SUBTENANT:

MOMENTA PHARMACEUTICALS, INC.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT TI

INITIAL SUBTENANT IMPROVEMENTS

Sublandlord and Subtenant agree as follows with respect to the Subtenant Improvements to be installed in the Sublease Premises:

1.                                       Plans and Specifications.

(a) Preliminary Working Plans.

(i)                                     No later than September 30, 2004, Subtenant shall provide Sublandlord with progress prints, including development drawings and an equipment matrix with adequate information for Sublandlord to prepare a permit application for submission to the municipality to undertake the Subtenant Improvements (“Permit Plans”).  The cost of such Permit Plans shall be paid by Subtenant, subject to reimbursement by Sublandlord as part of Sublandlord’s Contribution (as defined below). Sublandlord shall be responsible for having mechanical, electrical and plumbing engineering design prepared for the Subtenant Improvements (“MEP Design”).

(ii)                                  Within five (5) business days after receipt of comments or a request for additional information from Sublandlord with respect to the Permit Plans, Subtenant shall respond to such comments or provide such additional information to Sublandlord as necessary in order for Sublandlord to obtain permits necessary to complete the Subtenant Improvements.  Within five (5) business days after Subtenant’s receipt of draft preliminary MEP Design, Subtenant shall provide Sublandlord with comments on the MEP Design.

(iii)                               No later than October 29, 2004, Subtenant shall submit to Sublandlord a complete set of design development drawings including architectural layout, equipment locations, and equipment matrix (“Preliminary Working Plans”).  Such Preliminary Working Plans shall be subject to Sublandlord’s approval (which Sublandlord shall not unreasonably withhold or delay if such Preliminary Working Plans are consistent with the Permit Plans) and Master Landlord’s approval if required under the Master Lease.  If disapproved by Sublandlord and/or Master Landlord, Subtenant shall cause its architect to revise such Preliminary Working Plans pursuant to Sublandlord’s and/or Master Landlord’s comments and deliver to Sublandlord and Master Landlord, within five (5) business days after receipt by Subtenant of such comments, revised Preliminary Working Plans noting the changes.  The cost of such Preliminary Working Plans, and required revisions, shall be paid by Subtenant, subject to reimbursement by Sublandlord as part of Sublandlord’s Contribution (as defined below).  Such working drawings when approved by Sublandlord and Master Landlord (as applicable) are referred to herein as the “Working Plans”.

(b) Cooperation.  Subtenant and Sublandlord shall cooperate with the other’s architect, engineer or space planner as promptly as possible and in any event in sufficient time to cause the Working Plans to be prepared and timely delivered as hereinabove required.

(c) No Representations.  Neither review nor approval by Sublandlord of any of the Working Plans shall constitute a representation or warranty by Sublandlord that such Working Plans either (i) are complete or suitable for their intended purpose or (ii) comply with applicable laws, ordinances, codes and regulations, it being expressly agreed by Subtenant that Sublandlord assumes no responsibility or liability whatsoever to Subtenant or to any other person or entity for such completeness, suitability or compliance.

2.                                       Construction of Subtenant Improvements.

(a) Construction Budget.  Promptly after Sublandlord and Master Landlord have approved the Working Plans, Sublandlord shall obtain a proposed construction budget estimate for the Subtenant Improvements from William A. Berry & Son, Inc., to perform Subtenant Improvements (“Sublandlord’s Contractor”) and shall provide the proposed budget estimate to Subtenant.  Subtenant shall have five (5) days to review and provide comments on such proposed budget estimate including any reductions in the scope of work that Subtenant desires to reduce the proposed budget estimate.

(b) Construction by Sublandlord.  After Subtenant review and comment on the proposed budget estimate, Sublandlord shall have Sublandlord’s Contractor finalize the budget and Sublandlord shall then obtain a bid from Sublandlord’s Contractor.  Sublandlord’s Contractor shall obtain at least three (3) bids for each trade comprising the Subtenant Improvements.  Subtenant may provide Sublandlord with the name of one qualified subcontractor from each trade to invite to bid.  Sublandlord shall review all bids with Subtenant with respect to the costs of each trade and Sublandlord’s Contribution (as defined below), but Sublandlord shall have the final authority to accept or reject any subcontractor bid; provided, that if Sublandlord does not select the lowest bidder Sublandlord will bear the incremental costs of the higher bidder if and to the extent selection of such bidder causes the Sublandlord’s Contribution to be exceeded.  Sublandlord shall also promptly apply for all permits necessary to undertake Subtenant Improvements.  Promptly thereafter, and upon Subtenant and Sublandlord reaching agreement as to the total Subtenant Improvements Costs as provided in Paragraph 3(b) below, Sublandlord shall cause Sublandlord’s Contractor to perform the Subtenant Improvements in a good and workmanlike manner.  Subtenant may engage, at its sole cost and expense, a representative that may participate in weekly meetings with Sublandlord and Sublandlord’s Contractor.

(c) Additional Work.  Except to the extent described herein, Sublandlord has no obligation to do or pay for any other work to the Sublease Premises (or any plans or specifications relating thereto) other than Subtenant Improvements.  Any other work in the Sublease Premises that Subtenant may request and that Sublandlord may permit shall be done by Subtenant at Subtenant’s sole cost and expense and in accordance with the terms and conditions set forth in the Sublease (“Additional Work”).

3.                                       Cost of the Subtenant Improvements And Allowance.

(a) Subtenant Improvements Cost.  The costs of Subtenant Improvements (“Subtenant Improvements Costs”) shall include all costs and expenses incurred by Sublandlord in preparing (or reimbursing Subtenant for) the Permit Plans, MEP Design, Preliminary Working Plans, Working Plans and performing Subtenant Improvements, including without limitation;

(i)                                     All costs incurred by Sublandlord in connection with preparation, review and approval of the Permit Plans, MEP Design, Preliminary Working Plans, Working Plans (and plans and specifications for Additional Work, if any);

(ii)                                  All costs of obtaining building permits and other necessary authorizations from the applicable governmental authority; and

(iii)                               All direct and indirect costs of procuring and installing Subtenant Improvements including without limitation Sublandlord’s Contractor’s fee for overhead and profit, and the cost of Sublandlord’s Contractor’s on-site supervisory and administrative staff provided in connection with construction of Subtenant Improvements and Additional Work, if any, all permit and inspection fees and charges, and any costs incurred by or charged to Sublandlord for (1) unforeseen field conditions, (2) substitution of materials or finishes due to the unavailability of materials or finishes specified in the Working Plans (and plans and specifications for Additional Work, if any) that would materially delay substantial completion of Subtenant Improvements and Additional Work, if any, (3) necessary modification of any portions of the Building or its systems to accommodate Subtenant Improvements and Additional Work, if any, and (iv) any changes to comply with applicable laws, regulations, codes or ordinances and/or the requirements of any building inspector with jurisdiction over Subtenant Improvements and Additional Work, if any.

(b) Cost of Subtenant Improvements.  Sublandlord shall pay up to a maximum of [**] Dollars per rentable square foot of the Sublease Premises toward Subtenant Improvements Costs (“Sublandlord’s Contribution”).  Subtenant shall pay Sublandlord, as additional rent under the Sublease due within ten (10) days after invoice from Sublandlord according to the schedule described below, (i) all Subtenant Improvements Costs in excess of Sublandlord’s Contribution, (ii) all Subtenant Improvements Costs attributable to Additional Work, and (iii) all Subtenant Improvements Costs arising due to the negligence or willful misconduct of Subtenant (all such amounts being referred to as “Subtenant’s Contribution”).  Subtenant’s Contribution shall be paid to Sublandlord as follows: 25% with the authorization to proceed; 50% once the Subtenant Improvements are 50% Substantially Complete; and 25% once the Subtenant Improvements are Substantially Complete.  If Subtenant Improvements Cost is less than Sublandlord’s Contribution, Subtenant shall not be entitled to any credit or payment for said unused amounts.  The parties acknowledge that the scope of the Subtenant Improvements is not expected to exceed Sublandlord’s Contribution and that, in the event that the Subtenant Improvements Costs exceed Sublandlord’s Contribution, at Subtenant’s request, the parties shall cooperate to change the scope of the Subtenant Improvements within the time frames set forth in paragraphs 1 and 2 above so as to reduce the Subtenant Improvements Costs.  At such time, Sublandlord shall provide cost information as reasonably necessary to facilitate such change of scope.  Subtenant agrees, within seven (7) days after final agreement with Sublandlord of the Subtenant Improvements Costs, to execute and deliver to Sublandlord, in the form then in use by Sublandlord, an authorization to proceed with Subtenant Improvements.

4.                                       Substantial Completion And Subtenant Delay

(a) Substantial Completion.  At such time as Sublandlord considers the Subtenant Improvements to be substantially completed, Sublandlord or Sublandlord’s representative will schedule a walk-through of the Sublease Premises with Subtenant or Subtenant’s representative.  During such walk-through, Sublandlord or Sublandlord’s representative along with Subtenant or Subtenant’s representative will prepare a list of minor finish-out and punch list items to be completed (the “Punch List”).  Sublandlord shall cause Sublandlord’s Contractor to complete and/or correct all items on the Punch List promptly after Sublandlord receives the Punch List and shall give Subtenant written notice when all of the items on the Punch List have been completed and/or corrected.  Any items not on the Punch List which could have, with reasonable diligence, been discovered by Subtenant or Subtenant’s representative and included on the Punch List shall be deemed accepted by Subtenant, and any items not on the Punch List which could not have, with reasonable diligence, been discovered by Subtenant or Subtenant’s representative and included on the Punch List and are thereafter discovered by Subtenant within thirty (30) days after Substantial Completion shall be corrected by Sublandlord’s Contractor promptly after Sublandlord receives notice of the same from Subtenant.  If Subtenant and/or Subtenant’s representative fails to appear for such inspection, Subtenant shall be deemed to have agreed that no items exist that are incomplete or require correction which could have, with reasonable diligence, been discovered by Subtenant or Subtenant’s representative had Subtenant and/or Subtenant’s representative appeared at the inspection, and therefore Subtenant Improvements has been completed and Sublandlord shall not be required to complete or correct any such items which may in fact exist; or at Sublandlord’s election, Sublandlord or Sublandlord’s representative may prepare and approve the Punch List on Subtenant’s behalf.  Subtenant Improvements (which for purposes of determining substantial completion may exclude, at Sublandlord’s election, any Additional Work) shall be considered “Substantially Complete” for all purposes under this Exhibit TI and the Sublease when:  (i) the applicable governmental authority issues a temporary or permanent certificate of occupancy for the Sublease Premises, or (ii) Subtenant first takes occupancy of the Sublease Premises for the conduct of its business, whichever first occurs.

(b) Subtenant Delay.  There shall be no extension of the Sublease Premises Rent Commencement Date of the Sublease if the Subtenant Improvements have not been substantially completed by reason of any delay caused by Subtenant, its agents, employees or contractors (“Subtenant Delay”), including without limitation, any delay arising as a result of:

(i)                                     Subtenant’s failure to devote the time or furnish the information required under Paragraphs 1 or 2 hereof or respond within the time periods required under Paragraphs 1 or 2 hereof or Subtenant’s failure to approve cost estimates for Subtenant Improvements and, if applicable, Subtenant’s Contribution, within the time periods specified in Paragraphs 2(b) and  3(b) hereof; or

(ii)                                  Subtenant’s changes in Subtenant Improvements or in the Working Plans after initial approval (notwithstanding Sublandlord’s approval of any such changes);

(iii)                               Failure by Subtenant to procure key critical path items identified by Sublandlord or Sublandlord’s Contractor; or

(iv)                              Any other act or omission by Subtenant, its agents, employees or contractors;

5.                                       Access By Subtenant Prior To Completion Of Subtenant Improvements.

(a) Conditions of Entry.  Sublandlord shall permit Subtenant, its agents, employees and contractors to enter the Sublease Premises thirty (30) days prior to the date specified as the Sublease Premises Rent Commencement Date of the Sublease in order that Subtenant may make the Sublease Premises ready for Subtenant’s use and occupancy.  Such entry shall constitute a license only and not a lease, and such license shall be conditioned upon Subtenant, its agents, employees and contractors working in harmony and not interfering with Sublandlord and Sublandlord’s agents, contractors, workmen, mechanics, and suppliers in doing Subtenant Improvements or any other work in the Sublease Premises or the Building or with other Subtenants and occupants of the Building.  Sublandlord shall have the right to withdraw such license for cause upon twenty-four (24) hours’ written notice to Subtenant.  Subtenant agrees that any such entry into and occupation of the Sublease Premises shall be deemed to be under all of the terms, covenants, and provisions of the Sublease except as to the covenant to pay Rent.  Subtenant further agrees that it shall be solely responsible for the safety of any such work performed, that Sublandlord shall not be liable in any way for any injury, loss, or damage that may occur to any of Subtenant’s property placed or installations made in the Sublease Premises prior to the Sublease Premises Rent Commencement Date or to Subtenant, its agents, employees or contractors, the same being at Subtenant’s sole risk.  Subtenant agrees to protect, defend, indemnify, and save harmless Sublandlord from all liabilities, costs, damages, fees, and expenses arising out of or in connection with the activities of Subtenant or its agents, employees, contractors, suppliers, or workmen in or about the Sublease Premises or the Building.

(b) Insurance.  In the event Subtenant employs contractors to do work in the Sublease Premises, Subtenant shall cause all such contractors to secure and pay for Workmen’s Compensation, Employer’s Liability Insurance, and Comprehensive General Liability Insurance in forms and amounts acceptable to Sublandlord.  All policies shall be endorsed to include Sublandlord and its employees and agents as additional insured parties.  Certificates of insurance for such policies, in a form acceptable to Sublandlord, shall be delivered to Sublandlord prior to Subtenant’s contractors commencing any work in the Sublease Premises.  If Subtenant’s contractors perform work on the Sublease Premises, Subtenant shall obtain full and final lien waivers from its contractors and their subcontractors covering all work performed for Subtenant, in a form acceptable to Sublandlord, and provide to Sublandlord copies of same.

(c) Ingress and Egress.  All persons and entities performing work in or supplying materials to the Sublease Premises on behalf of Subtenant shall use only those service corridors and service entrances designated by Sublandlord for ingress and egress of personnel, and the delivery and removal of equipment and material through or across any common areas of the

Building shall only be permitted with the written approval of Sublandlord, not to be unreasonably withheld, and during hours reasonably determined by Sublandlord.  Sublandlord shall have the right to order Subtenant or any person or entity who violates the above requirements to cease work and to remove itself, its equipment and its employees from the Sublease Premises.

(d) Rules and Regulations.  Subtenant, its agents, employees and contractors shall abide by the rules of the Building applicable to all contractors and others in or upon the Building or the Sublease Premises and shall coordinate and schedule their access to the Sublease Premises for labor and materials delivery through Sublandlord’s Contractor, or if so directed by Sublandlord, the managing agent for the Building.

(e) Lease Terms Applicable.  All work to be performed pursuant to this Paragraph 5 shall be subject to the terms and provisions of the Sublease and Master Lease.

6.                                       Miscellaneous.

(a) Except as expressly set forth herein, Sublandlord has no other agreement with Subtenant and has no other obligation to do any other work or pay any amounts with respect to the Sublease Premises.  Any other work in the Sublease Premises which may be permitted by Sublandlord pursuant to the terms and conditions of the Sublease shall be done at Subtenant’s sole cost and expense and in accordance with the terms and conditions of the Sublease.

(b) This Exhibit TI shall not be deemed applicable to any additional space added to the original Sublease Premises at any time or from time to time, whether by any options under the Sublease or otherwise, or to any portion of the original Sublease Premises or any additions thereto in the event of a renewal or extension of the initial term of the Sublease, whether by any options under the Sublease or otherwise, unless expressly so provided in the Sublease or any amendment or supplement thereto.

(c) The failure by Subtenant to pay any monies due Sublandlord pursuant to this Exhibit TI within the time period herein stated shall be deemed a Default under the terms of the Sublease for which Sublandlord shall be entitled to exercise all remedies available to Sublandlord for nonpayment of Rent.  All late payments of such monies by Subtenant shall bear interest and shall be subject to a late charge in the same manner as late payments of Rent under the Sublease.

(d) The exculpatory provisions set forth in the Sublease and Sublease as well as all other terms and provisions of the Sublease and Sublease, insofar as they are applicable to this Exhibit TI, are hereby incorporated herein by this reference.

(e) Subtenant shall be solely responsible to determine at the site all dimensions of the Sublease Premises and the Building which affect any work that may be performed by Subtenant or any of Subtenant’s contractors hereunder.

(f) All of Subtenant Improvements paid for by Sublandlord may be depreciated by Sublandlord.

(g) Sublandlord at Sublandlord’s option shall either assign its warranty rights with respect to Subtenant Improvements to the Subtenant or shall reasonably pursue such claims after receiving notice from Subtenant as to the defect and verifying the validity of the claim.  Sublandlord shall in no way have any liability to the Subtenant with respect to the quality of or defects in the Subtenant Improvements.

(h) Sublandlord at Sublandlord’s sole cost and expense shall have a temporary security desk in the front lobby of the building as of the Commencement Date and shall have a permanent security desk installed by the Sublease Premises Rent Commencement Date.  These installations are not included in Subtenant Improvements.

(i) Sublandlord shall cause the Sublandlord’s Contractor and its subcontractors performing work in the Sublease Premises to name Subtenant as an additional insured on their insurance and furnish Subtenant with a copy of a certificate for such insurance.

(j) In the event Subtenant does not approve or consent to any item so requiring Subtenant’s approval or consent in this Exhibit TI within the time provided for herein, such approval or consent shall at Sublandlord’s option be deemed approved or consented to.

EXHIBIT X

MASTER LANDLORD’S CONSENT TO SUBLEASE

EXHIBIT Y

DETERMINATION OF FAIR MARKET RENTAL VALUE

In connection with the Extension Term, if Subtenant shall object to Sublandlord’s determination of the fair market rental value of the Sublease Premises, the following procedures and requirements shall apply:

1.                                       Subtenant’s Request.  Subtenant shall send a notice to Sublandlord within five (5) business days after receipt of Sublandlord determination of the fair market rental value, requesting an independent determination of the fair market rental value of the Sublease Premises (the “Broker Determination”), which notice to be effective must (i) include the name of a broker selected by Subtenant to act for Subtenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Subtenant and which broker shall have at least ten (10) years experience dealing in properties of a nature and type generally similar to the Building located in the Boston/Cambridge market, and (ii) explicitly state that Sublandlord is required to notify Subtenant within ten (10) days of an additional broker selected by Sublandlord.

2.                                       Sublandlord’s Response.  Within ten (10) days after Sublandlord’s receipt of Subtenant’s notice requesting the Broker Determination and stating the name of the broker selected by Subtenant, Sublandlord shall give written notice to Subtenant of Sublandlord’s selection of a broker having at least the affiliation and experience referred to above.

3.                                       Selection of Third Broker.  Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

4.                                       Rental Value Determination.  Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value in as-is, built-out condition of the Sublease Premises for the Extension Term.  Such annual fair market rental value determination (x) may include provision for annual increases in rent during said term if so determined, (y) shall take into account the as-is condition and location in the Building of the Sublease Premises and (z) shall take account of, and be expressed in relation to, the provisions for paying real estate tax, operating costs, utilities and other items of additional rent as contained in this Sublease.  The brokers shall advise Sublandlord and Subtenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value which as so determined shall be referred to as the “Prevailing Market Rent”.

5.                                       Resolution of Broker Deadlock.  If the brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Sublandlord and Subtenant by the end of the thirty (30) day period for making said

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determination setting forth their individual determinations of annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value and shall be referred to as the Prevailing Market Rent.

6.                                       Costs.  Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the third broker.

7.                                       Failure to Select Broker or Failure of Broker to Serve.  If Subtenant shall have requested a Broker Determination and Sublandlord shall not have designated a broker within the time period provided therefor above, then Subtenant’s broker alone make the determination of Prevailing Market Rent within thirty (30) days after the expiration of Sublandlord’s right to designate a broker hereunder.  If Subtenant’s and Sublandlord’s brokers have been designated but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the third broker willing so to act, the Subtenant, the Sublandlord or either broker previously designated may request the Greater Boston Real Estate Board, Inc. to designate the third broker willing so to act.  In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Subtenant, the Sublandlord, the brokers first appointed or the said Greater Boston Real Estate Board, Inc., as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Sublandlord or Subtenant, such vacancy may be filled by the said Greater Boston Real Estate Board, Inc..  Any broker appointed by the Greater Boston Real Estate Board, Inc., pursuant to the provisions hereof shall, for all purposes, have the same standing and powers as though he had been originally appointed by the party originally designated to make such appointment by the terms hereof.

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